UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Under Rule 14a-12

ARIAD Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June     , 2016

To Our Stockholders:

I am pleased to invite you to attend our 2016 annual meeting of stockholders, which will be held on Thursday, July 21, 2016, beginning at 10:00 a.m. EDT, at our corporate offices in Cambridge, Massachusetts.

This year, you are being asked to:

1.	Adopt an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors (Proposal 1);

2.	Elect one (1) Class 1 director to serve on our Board of Directors (Proposal 2);

3.	Approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3);

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 (Proposal 4); and

5.	Transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Our Board of Directors urges you to read the accompanying proxy statement carefully and recommends the approval of each of the proposals.

At the meeting, we also will provide an update on corporate developments, our strategic review and our plans for the remainder of the year. We will provide you with an opportunity to meet members of our management team and Board of Directors, and our management team will be available to respond to questions that you may have. Information on registering to attend the meeting or viewing a webcast of the meeting on the Internet is included in the proxy statement.

Under the Securities and Exchange Commission’s rules, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while, at the same time, conserve natural resources and lower the cost of delivery. We intend to begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 10, 2016 containing instructions on how to access our proxy statement for our 2016 annual meeting and our 2015 annual report to stockholders. The Notice will also provide instructions on how to vote online or by telephone and will include instructions on how to receive a paper copy of the proxy materials by mail.

We hope that you will be able to join us at our annual meeting. Whether or not you expect to attend, it is important that you cast your vote either in person or by proxy. You may vote by attending the meeting in person, by phone or the Internet or by mailing a completed proxy card if you received written proxy materials.

I look forward to seeing you at this year’s annual meeting.

Sincerely yours,

Paris Panayiotopoulos

President and Chief Executive Officer

ARIAD PHARMACEUTICALS, INC.

26 Landsdowne Street

Cambridge, Massachusetts 02139-4234

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 21, 2016

To Our Stockholders:

The 2016 annual meeting of stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) of ARIAD Pharmaceuticals, Inc. (the “Company,” “we,” “our,” “us” or “ARIAD”) will be held on July 21, 2016 at 10:00 a.m. EDT at our corporate offices located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. The purposes of the Annual Meeting, as more fully described in the accompanying proxy statement, are to:

1.	Adopt an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors (Proposal 1);

2.	Elect one (1) Class 1 director to serve on our Board of Directors (Proposal 2);

3.	Approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3);

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 (Proposal 4); and

5.	Transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors urges you to read the accompanying proxy statement carefully and recommends the approval of each of the proposals.

Only those holders of our common stock of record as of the close of business on May 25, 2016 (the “Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting and any adjournments or postponements of the meeting. A total of 191,469,133 shares of our common stock were issued and outstanding as of the Record Date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

We intend to begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 10, 2016 containing instructions on how to access our proxy statement for our Annual Meeting and our 2015 annual report to stockholders. The Notice will also provide instructions on how to vote online or by telephone and will include instructions on how to receive a paper copy of the proxy materials by mail.

At the Annual Meeting and for the ten-day period immediately prior to the Annual Meeting, the list of stockholders entitled to vote will be available for inspection at our offices for such purposes as are set forth in the General Corporation Law of the State of Delaware.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we urge you to vote by following the instructions in the Notice that you previously received and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

By Order of the Board of Directors,

Scott A. Samuels, Esq.

Secretary

June     , 2016

YOUR VOTE IS VERY IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you may vote by: (1) mailing a completed proxy card if you received written proxy materials, or (2) calling the toll-free number or using the Internet, as indicated on the Notice or the proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JULY 21, 2016

This proxy statement, our 2015 annual report to stockholders and a shareholder letter from our Chief Executive Officer are available for viewing, printing and downloading at www.proxyvote.com, as well as in the Investors section of our website at http://investor.ariad.com under the heading “Proxy Materials.” To view these materials please have your 12-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive distributions of our proxy statements and annual reports to stockholders for future annual meetings by electronic delivery. For specific instructions on making such an election, please refer to the instructions on the proxy card or voting instruction form.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2015 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at http://investor.ariad.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234 or by e-mail to investor@ariad.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

The information provided on our website is referenced in this proxy statement for information purposes only. The information on our website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the U.S. Securities and Exchange Commission or any solicitation of proxies by us.

TABLE OF CONTENTS—2016 PROXY STATEMENT

i

Page
EQUITY COMPENSATION PLAN INFORMATION	75
AUDIT COMMITTEE REPORT	76
PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS	77
Proposal 1: Amendment to our Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors	77
Proposal 2: Election of Director	79
Proposal 3: Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement	80
Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm	81
OTHER INFORMATION	83
Future Stockholder Proposals	83
Section 16(a) Beneficial Ownership Reporting Compliance	83
Annex A—Proposed Amendment to Restated Certificate of Incorporation

ii

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

ARIAD PHARMACEUTICALS, INC.

26 Landsdowne Street

Cambridge, Massachusetts 02139-4234

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING AND RELATED INFORMATION

Why are you soliciting my proxy?

The Board of Directors (the “Board of Directors,” “Board” or “our Board”) of ARIAD Pharmaceuticals, Inc. (the “Company,” “we,” “our,” “us” or “ARIAD”) is soliciting your proxy to vote at our 2016 annual meeting of stockholders and any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. This proxy statement, along with the accompanying Notice of 2016 Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of 2016 Annual Meeting of Stockholders, the proxy card, a shareholder letter from our President and Chief Executive Officer (our “CEO”), and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 because you owned shares of ARIAD common stock on the record date. We intend to commence distribution of the Important Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, the proxy materials, to stockholders on or about June 10, 2016.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

How will I receive proxy materials?

In addition to sending the Notice or proxy materials to you, our proxy materials are available at www.proxyvote.com as well as in the Investors section of our website at http://investor.ariad.com under the heading “Proxy Materials.” We also offer our stockholders the opportunity to receive stockholder communications electronically. Choosing to receive future Notices or proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact that printing our annual meeting materials has on the environment. If you choose to receive future Notices or proxy materials electronically, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you provide us with contrary instructions. If you have any questions about electronic delivery, please e-mail us at investor@ariad.com or call our investor relations office at 617-494-0400, extension 2208.

Who can vote?

Only stockholders of record as of the close of business on May 25, 2016 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof. As of the Record Date, there were 191,469,133 shares of our common stock outstanding and entitled to vote held by stockholders of record. Our common stock is our only class of voting stock. Each share of our common stock entitles the holder to one vote on each matter.

You do not need to attend the Annual Meeting in person to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “Can I change my vote or revoke my proxy?” below.

Who can attend the Annual Meeting and what are the registration requirements?

Attendance at the Annual Meeting is limited to stockholders as of the Record Date. Admission to the Annual Meeting will be on a first-come, first-served basis. Stockholders wishing to attend the Annual Meeting in person are requested to pre-register. To register for the meeting, please contact our investor relations office at 617-494-0400, extension 2208, or send an e-mail to investor@ariad.com. Registration will also be available the morning of the Annual Meeting beginning at 9:00 a.m. EDT.

Each stockholder may be asked to present valid picture identification (such as a driver’s license or passport) and proof of stock ownership as of the Record Date. If you hold your shares through a broker, bank or other record owner, you will not be admitted to the Annual Meeting unless you bring a legal proxy or a copy of a statement (such as a brokerage statement) from your broker, bank or other record owner reflecting your stock ownership as of the Record Date.

When and where is the Annual Meeting?

We are holding the Annual Meeting on July 21, 2016 at 10:00 a.m. EDT at our corporate offices located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Directions to our offices can be found at http://www.ariad.com/contact/map-directions/. When you arrive, signs will direct you to the appropriate meeting room. The use of computers, cell phones, pagers, recording or photographic equipment is not permitted in the meeting room at the Annual Meeting.

Can I View the Annual Meeting on the Internet?

If you cannot attend the Annual Meeting in person, you may view a live webcast of the Annual Meeting. If you choose to view the webcast, visit the Investors section of our website, http://investor.ariad.com, shortly before the meeting time and follow the instructions for accessing the webcast. If you miss the Annual Meeting, you can view a replay of the webcast at http://investor.ariad.com for one month following the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with its transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are the “stockholder of record” of those shares and these proxy materials have been provided directly to you by the Company.

If your shares are held in an account at a broker, bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid legal proxy from your broker, bank or other nominee.

Your broker, bank or other nominee has enclosed a voting instruction form for you to use to direct how to vote your shares. Please instruct your broker, bank or other nominee how to vote your shares using the voting instruction form you received. Please return your completed voting instruction form to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

How can I vote my shares?

Whether you plan to attend the Annual Meeting in person or not, we urge you to vote by proxy. We encourage stockholders to submit proxies in advance of the Annual Meeting by telephone, by Internet or by mail. You can ensure that your shares are voted at the Annual Meeting by following the instructions on the Notice, proxy card or voting instruction form and submitting your votes by telephone or the Internet, or by completing, signing, dating and returning the proxy card or voting instruction form provided. Submitting your proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting in person or by executing a proxy designating a representative to vote for you at the Annual Meeting.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. To vote, please follow the instructions in the Notice. If you request printed copies of the proxy materials by mail, you will receive a proxy card and should complete and return it as instructed on the proxy card. Proxies submitted by the Internet or telephone must be received by July 20, 2016 at 11:59 p.m. EDT.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in an account at a broker, bank or other nominee, you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form. If you hold your ARIAD stock in “street name,” your ability to vote by telephone or over the Internet depends upon your broker’s voting process. Please follow the instructions on your voting instruction form carefully.

Voting by proxy will not affect your right to attend the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares by proxy or by completing a voting instruction form. If you plan to vote in person at the meeting and you hold your ARIAD stock in “street name,” you must obtain a valid legal proxy from the broker, bank or other nominee holding your account and bring that proxy to the meeting in order to vote.

What constitutes a quorum for the Annual Meeting?

The holders of one-third of the shares entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting for the transaction of business. This is called a “quorum.” Abstentions and broker non-votes (if any), as described below, are counted for purposes of determining whether a quorum is present. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each of the proposals, how are the votes counted, and how does the Board recommend that I vote?

Voting Item	Voting Standard(1)	Treatment of Abstentions and Broker Non-Votes(2)	Board Recommendation

Amendment to Restated Certificate of Incorporation (Proposal 1)	Majority of outstanding shares of common stock	Treated as votes against this proposal	FOR

Election of director (Proposal 2)	Majority of votes cast	Not counted as votes cast and therefore no effect	FOR

Advisory approval of our named executive officers’ compensation (Proposal 3)	Majority of votes cast	Not counted as votes cast and therefore no effect	FOR

Ratification of auditors (Proposal 4)	Majority of votes cast	Not counted as votes cast and therefore no effect	FOR

(1)	A “majority of outstanding shares of common stock” means that the number of shares voted “FOR” this proposal is at least a majority of the number of shares of our common stock outstanding on the Record Date, whether or not represented in person or by proxy at the Annual Meeting. A “majority of votes cast” means that the number of shares cast “FOR” a nominee for director or “FOR” a proposal exceeds the number of votes cast “AGAINST” such nominee or proposal.

(2)	A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received specific instructions on how to vote from the beneficial owner.

As of the date of this proxy statement, our Board knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of the persons to whom you are granting your proxy (Manmeet S. Soni and Scott A. Samuels, Esq., the Company’s management proxies) to vote in accordance with their best judgment on such matters.

How will my shares be voted if I submit a proxy card but do not specify how I want to vote?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, your shares will be voted:

•	FOR Proposal 1 (the amendment to our Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors)

•	FOR Proposal 2 (the election of our Board’s director nominee)

•	FOR Proposal 3 (the approval, on an advisory basis, of the compensation of our named executive officers)

•	FOR Proposal 4 (the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016)

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 is the only matter considered to be routine under applicable rules. A broker or other nominee may generally vote on routine matters such as this proposal if voting instructions are not provided by the beneficial owner.

The other proposals described in this proxy statement are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters; therefore, there will be broker non-votes on these proposals if voting instructions are not provided by the beneficial owner.

What does it mean if I receive more than one Notice or proxy card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How can I vote my shares?” for each account to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Once you vote by proxy, you may vote again on a later date via the Internet or by telephone, by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your proxy be revoked by delivering to our Corporate Secretary at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, a written notice of revocation prior to the Annual Meeting. Your most current vote, whether by telephone, Internet, proxy card or in person at the Annual Meeting is the one that will be counted.

Who will count the votes?

Votes will be counted by an independent inspector of election appointed for the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

We will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

Who pays for the Company’s solicitation of proxies?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting and at any adjournment or postponement of the meeting. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, electronic means or in person. Copies of proxy materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners.

We are paying the costs of the solicitation of proxies. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice or printed proxy materials by mail to beneficial owners who specifically request them and obtaining beneficial owners’ voting instructions.

Solicitations may also be made by personal interview, mail, telephone, facsimile, email or otherwise by directors, officers and other employees of the Company, but the Company will not additionally compensate its directors, officers or other employees for these services.

What is “householding” and how does it work?

We are delivering a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure, referred to as “householding,” applies to the Notice and, if applicable, the proxy materials, and benefits both the stockholders and us. It reduces the volume of duplicate information received at your household and helps to reduce our printing costs, mailing costs and fees. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. The Notice will provide you with instructions regarding how to request a separate copy of the Notice and, if applicable, the proxy materials. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request more information.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare, by calling their toll free number, 800-733-5001.

If you would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another ARIAD stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•	If your ARIAD shares are registered in your own name, please contact our transfer agent, Computershare, by calling them at 800-733-5001 or writing them at Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842.

•	If a broker or other nominee holds your ARIAD shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to future events and the financial performance of ARIAD. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a nonexclusive list of major factors which could cause the actual results to differ materially from the predicted results in the forward looking statements, please refer to the “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our periodic reports on Form 10-Q and Form 8-K. Those factors are not ranked in any particular order.

SUMMARY INFORMATION

To assist you in reviewing the proposals to be acted upon, we call your attention to the following business, compensation and corporate governance highlights since the beginning of 2015. The following description is only a summary. For more complete information on these topics, please review our 2015 annual report to stockholders and this proxy statement in full.

Business Highlights

We have made significant progress in our business since the beginning of 2015. This includes:

•	Continuing to expand commercial sales of Iclusig, our first approved cancer medicine, by doubling net product revenue to $112.5 million in 2015 from the prior year. We also launched sales of Iclusig in Italy, Australia and Israel and entered into distribution agreements to expand global sales into Canada and Turkey.

•	Significantly enhancing our financial position through a transaction with Incyte announced in May 2016, in which we agreed to sell our European operations and out-license Iclusig in Europe and other territories for an upfront payment of $140 million and royalties between 32 and 50 percent of net sales in the territory, while maintaining future strategic optionality with a potential buy-back of Iclusig.

•	Further strengthening our balance sheet by obtaining $100 million in non-dilutive funding through a royalty financing agreement with PDL BioPharma, with an option for additional funds.

•	Filing for regulatory approval of Iclusig in Japan with our partner Otsuka.

•	Reporting results from our pivotal Phase 2 ALTA trial of brigatinib in ALK+ NSCLC at ASCO in June 2016, with plans to file for regulatory approval in the United States in the third quarter of 2016, which could lead to potential approval and launch in early 2017.

•	Initiating two key clinical trials of Iclusig—the dose-ranging OPTIC trial, which is designed to provide important data regarding the efficacy and safety of Iclusig at doses lower than the currently approved dose; and the second-line OPTIC-2L trial, which, if approved for this indication, would significantly expand the patient population eligible to receive Iclusig.

•	Submitting an investigational new drug application to the FDA for AP32788, our most recent internally discovered oncology drug candidate, which we are developing for the treatment of patients with NSCLC with specific mutations in the EGFR or HER2 kinases.

Compensation Highlights

Aligning Compensation with Performance

The Compensation Committee is strongly committed to aligning executive compensation with Company performance. Since the beginning of 2015, we:

•	Added relative TSR as a performance metric to our performance share grants.

•	Decided to freeze 2016 base salaries for executive officers at 2015 levels.

•	Added stock options to the long-term incentive vehicle mix and increased the relative TSR performance share component after discussions with several prominent stockholders.

•	Awarded 2016 long-term incentive performance share awards for executive officers at the 50th percentile of our 2016 peer group.

•	Enhanced our CD&A disclosure to be more comprehensive and transparent, particularly with regard to performance targets and associated payouts.

•	In late 2015, entered into an employment agreement with Mr. Panayiotopoulos, our new CEO, which positions his pay appropriately to market levels while incorporating best practice features such as double-trigger change-in-control provisions and no excise tax gross-ups.

•	In early 2016, entered into an employment agreement with Manmeet S. Soni, our new CFO, positioned competitively with the market. In line with the rest of the executive team, Mr. Soni’s agreement contains best practice features such as double-trigger change-in-control provisions and no excise tax gross-ups.

Responsiveness to Stockholder Concerns

At our 2015 annual meeting of stockholders, approximately 56% of votes cast by our stockholders supported our say-on-pay proposal. This result was lower than we anticipated. As a result, we prioritized our stockholder engagement program. Following the 2015 annual meeting, we reached out to the majority of our top 20 stockholders and offered to discuss our executive compensation practices in detail. Our outreach efforts led to constructive conversations with the majority of our top 10 stockholders and almost 60% of our top 20 stockholders. These conversations allowed us to gain insight and outside perspective on our executive compensation program. We also met with two leading proxy advisory firms to gather their perspectives.

Overall, the feedback we received from stockholders regarding our compensation program was overwhelmingly positive, particularly with respect to the design of our new CEO’s compensation package. However, our stockholders did express some areas of concern. The following chart summarizes our responses to the key areas of concern expressed by our stockholders.

What We Heard	What We Did
Compensation geared toward that of a bigger company—Our stockholders expressed concerns that our pay levels were reflective of a larger company and not our current size	Determined to give no merit increases in base salary for our executive officers for 2016, delivered 2016 long-term incentive equity awards at the 50th percentile of our 2016 peers, and negotiated appropriately-sized pay packages for our new CEO and CFO
Use of awards tied to appreciation in stock value—Our stockholders expressed a preference towards stock options and market-based awards	Re-introduced stock options and increased the relative TSR performance share component for our 2016 long-term incentive equity program
Insufficient disclosure of performance awards— More transparent disclosure would allow stockholders to more fully evaluate the performance-based awards	Enhanced disclosure in this year’s CD&A regarding the performance metrics and goals used to grant and evaluate long-term incentive equity awards
Alignment of program with the interests of long-term stockholders—Our stockholders expressed it was important that our program be aligned with long-term stockholder interests	Expanded our stock ownership guidelines to apply to all of our executive officers

Corporate Governance Highlights

Since the beginning of 2015, we have continued to demonstrate our commitment to strong corporate governance, including proposing in this proxy statement to declassify the Board and provide for the annual election of directors, separating the roles of Chairman of the Board and Chief Executive Officer, and maintaining and facilitating open lines of communication with our stockholders. Corporate governance highlights include:

Governance Practice	For More Information

❖    Our Board has approved an amendment to our Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors, which is being submitted to stockholders for approval at the Annual Meeting

Proposal 1

❖    We have refreshed our Board with three new members in 2016 and four existing members having agreed to resign as of the Annual Meeting, resulting in a Board in which no director has served more than 5 years

Page 11

❖    We have separated the roles of Chairman of the Board and Chief Executive Officer, and an independent Chairman is appointed annually by the Board, providing additional independent oversight of senior management and Board matters

Page 25

❖    All of our directors, other than our Chief Executive Officer, are independent directors. All of our standing Board committees are chaired by independent directors. Our Audit, Compensation, Nominating and Corporate Governance and Science and Medicine committees are comprised entirely of independent directors

Pages 19-22

❖ Our directors are elected based on a majority voting standard in uncontested elections. We have a resignation policy if a director fails to receive a majority of votes cast	Page 19

❖ Our stockholders have the right to act by written consent	Bylaws **

❖ Our Corporate Governance Guidelines guide the basic principles of the Board’s work and inform our corporate governance decisions	Page 24 investor.ariad.com — Corporate Governance

❖    Our CEO is restricted to serving on two other public or private companies to avoid overboarding. Each non-employee director must advise the chairperson of the Nominating and Corporate Governance Committee in advance of accepting another directorship

investor.ariad.com — Corporate Governance— Corporate Governance Guidelines

**	Our Bylaws are available in the Current Report on Form 8-K filed with the SEC at www.sec.gov on May 1, 2014.

BOARD OF DIRECTORS

Our Board currently consists of eleven members classified into three classes, and as of the Annual Meeting will consist of seven members classified into three classes. Listed below are our seven directors by class who are either nominated for re-election or who will continue to serve following the Annual Meeting. Four of our current eleven directors have agreed to resign effective as of the Annual Meeting, as described below under the caption “Reconstitution of the Board.” At each annual meeting of stockholders, the term for one class of directors expires, and directors are elected for a full term of three years to succeed the directors of such class. However, the Board has approved, and is recommending our stockholders adopt, an amendment to our Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors (see Proposal 1).

This year, upon recommendation of the independent directors of the Board, the Board has nominated Alexander J. Denner, Ph.D. for re-election as a Class 1 director. Dr. Denner’s term currently expires at the Annual Meeting. If Proposal 1 (to declassify our Board and provide for the annual election of directors) is approved by our stockholders, Dr. Denner will, if elected, serve for a term expiring at next year’s annual meeting. If Proposal 1 is not approved by our stockholders, Dr. Denner will, if elected, serve for a term expiring at the annual meeting in 2019. The Class 2 directors have terms that expire at next year’s annual meeting. The Class 3 directors have terms that expire at the annual meeting in 2018. However, each Class 3 director has submitted a resignation conditioned on the approval of Proposal 1 and the filing of the proposed amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State, such that he or she will serve only until immediately prior to next year’s annual meeting, but would be eligible to stand for election at next year’s annual meeting if nominated.

Class	Name	Position with ARIAD	Age*	Director Since
1	Alexander J. Denner, Ph.D.	Chairman of the Board	46	2014

2	Jules A. Haimovitz	Director	65	2016
	Anna Protopapas	Director	51	2015
	Norbert G. Riedel, Ph.D.	Director	58	2011

3	George W. Bickerstaff, III	Director	60	2016
	Paris Panayiotopoulos	President and Chief Executive Officer	42	2016
	Sarah J. Schlesinger, M.D.	Director	56	2013

*	Ages are provided as of May 20, 2016

Certain biographical information is set forth below for our director nominee and each of our continuing directors following the Annual Meeting, along with information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion, at the time of the filing of this proxy statement, that each such person should serve as a director.

Nominee for Class 1 Director

Alexander J. Denner, Ph.D. has been a member of our Board since February 2014 and the Chairman of the Board since January 2016. He is the Chief Investment Officer of Sarissa Capital Management LP, a registered investment advisor, which he founded in 2012. Sarissa Capital focuses on improving the strategies of companies to better provide shareholder value. From 2006 to 2011, Dr. Denner served as a Senior Managing Director of Icahn Capital, an entity through which Carl C. Icahn conducts his investment activities. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm. Dr. Denner has also served as a director of Biogen Inc. since June 2009 and as a director of The Medicines Company since February 2016, both biopharmaceutical companies.

Previously, Dr. Denner also served as a director of the following biopharmaceutical companies: Amylin Pharmaceuticals, Inc., Enzon Pharmaceuticals, VIVUS, Inc., and ImClone Systems Incorporated, where he also served as Chairman of the Executive Committee.

Dr. Denner was appointed to the Board pursuant to the terms of a nomination and settlement agreement entered into in February 2014, as described in more detail below under the caption “Agreements with Dr. Denner and Sarissa.”

Dr. Denner brings to the Board a strong background overseeing the operations and research and development of biopharmaceutical companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies and has broad healthcare-industry knowledge.

Dr. Denner received his S.B. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University.

Continuing Class 2 Directors

Jules A. Haimovitz has been a member of our Board since April 2016. Mr. Haimovitz currently serves as President of the Haimovitz Consulting Group, a private media consulting firm. From July 2002 until July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., a wholly-owned subsidiary. From July 1997 to February 1999, he served as President and Chief Operating Officer of King World Productions, Inc., a worldwide distributor of first-run programming. Mr. Haimovitz has also served in executive positions at Diva Systems Corporation, ITC Entertainment Group, Spelling Entertainment Inc. and Viacom Inc. Mr. Haimovitz previously served on the boards of Blockbuster, Dial Global Inc. (formerly Westwood One), Blucora (formerly Infospace), Orion Pictures Corporation, Lifetime and Video Jukebox Network Inc. Mr. Haimovitz also previously chaired the Audit Committee and the Strategic Planning Committee of ImClone Systems Incorporated through its sale to Eli Lily in 2008.

Mr. Haimovitz brings to the Board extensive management, strategic and board experience. Though his experience has been primarily in the media and entertainment industry, Mr. Haimovitz’s experience includes roles as chair of both the audit committee and the strategic planning committee of ImClone Systems through its sale in 2008 to Eli Lilly and Company.

Mr. Haimovitz holds a dual Bachelor of Arts degree in mathematics and communications, as well as a Master of Arts degree in mathematics, from Brooklyn College.

Anna Protopapas has been a member of our Board since April 2015. She has been the President and Chief Executive Officer of Mersana Therapeutics, Inc. (“Mersana”), a biotechnology company focused on engineering novel antibody-drug conjugates, since March 2015. From October 2010 to October 2014, she served as a member of the Executive Committee of Takeda Pharmaceutical Company Limited, a global pharmaceutical company, and held various senior management positions, including serving as President of Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda focused in oncology, where she was responsible for leading Takeda’s oncology business, and Executive Vice President of Global Business Development, where she was responsible for global acquisitions, partnering, licensing and venture investing. From October 1997 to October 2010, Ms. Protopapas served in various positions at Millennium Pharmaceuticals, including as the Senior Vice President of Strategy and Business Development and a member of the Executive Committee, where she led the company’s business development initiatives. Ms. Protopapas has been a member of the board of directors of Mersana since March 2015 and was a member of the board of directors of Ensemble Therapeutics, a company focused on engineering novel therapeutics, from 2006 to 2013.

Ms. Protopapas was appointed to the Board pursuant to the terms of an agreement entered into in April 2015, as described in more detail below under the caption “Agreements with Dr. Denner and Sarissa.”

Ms. Protopapas brings significant industry experience to the Board, including extensive transactional and senior management experience in the oncology industry.

Ms. Protopapas received a B.S. in engineering from Princeton University, an M.S. in chemical engineering practice from Massachusetts Institute of Technology and a MBA from Stanford Graduate School of Business.

Norbert G. Riedel, Ph.D. has been a member of our Board since April 2011. He has served as the President and Chief Executive Officer and a director of Aptinyx Inc., a biopharmaceutical company discovering and developing innovative therapies for challenging disorders of the brain and nervous system, since August 2015. From January 2014 to August 2015, Dr. Riedel served as the President and Chief Executive Officer of Naurex Inc., the predecessor company acquired by Allergan and from which Aptinyx and its technology were spun out. Prior to that time, he was Corporate Vice President and Chief Science and Innovation Officer of Baxter International Inc., a diversified healthcare company from March 2001 until January 2013. From 1998 to 2001, Dr. Riedel served as President and General Manager of the recombinant therapeutic proteins business unit and Vice President of Research and Development at Baxter’s bioscience business. Prior to joining Baxter, from 1996 to 1998, he was head of worldwide biotechnology and worldwide core research functions at Hoechst-Marion Roussel, now Sanofi, a global pharmaceutical company. Previously, he held a series of scientific management positions at Hoechst-Marion Roussel and Hoechst AG. Dr. Riedel is a member of the board of directors of Jazz Pharmaceuticals, Zytoprotec GmbH, and the Illinois Biotechnology Industry Organization. He also serves on the Advisory Board of Northwestern University’s Innovation and New Ventures Office. From 1999 to 2010, Dr. Riedel was a member of the board of directors of Oscient Pharmaceuticals Corporation, a biopharmaceutical company, and its predecessor company, Genome Therapeutics Corporation, a genomics company. Dr. Riedel was a member of the Supervisory Board of MediGene AG, a biotechnology company from 2003 to 2013. Dr. Riedel was a postdoctoral fellow at Harvard University from 1984 to 1987 and an Assistant Professor and Associate Professor of medicine and biochemistry at Boston University School of Medicine from 1987 to 1991. Dr. Riedel was also a was a visiting professor at Massachusetts Institute of Technology in 1992, and in 2009, Dr. Riedel was elected as member of the Austrian Academy of Sciences. Dr. Riedel is currently an adjunct professor at Boston University School of Medicine, and an adjunct professor of Medicine at Northwestern University’s Feinberg School of Medicine.

Given his experience as a senior executive in the healthcare field, Dr. Riedel brings to the Board invaluable scientific and commercial expertise, as well as a keen understanding of the biotechnology industry, drug discovery and development and pharmaceutical management.

Dr. Riedel received his Diploma in biochemistry from the University of Frankfurt in 1981 and his Ph.D. in biochemistry from the University of Frankfurt in 1983.

Continuing Class 3 Directors

George W. Bickerstaff, III has been a member of our Board since April 2016. Mr. Bickerstaff currently serves as a Managing Director of M.M. Dillon & Co., LLC, an investment banking firm, which he joined in 2005. Prior to joining M.M. Dillon & Co., LLC, Mr. Bickerstaff held various positions with Novartis International AG, a global leader in pharmaceuticals and consumer health, including Chief Financial Officer of Novartis Pharma AG from October 2000 to May 2005. From December 1999 to September 2000, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Workscape, Inc., a provider of employee-related information services. From July 1998 to December 1999, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Uniscribe Professional Services, Inc., a nationwide provider of paper and technology-based document management solutions. From January 1998 to June 1998, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Intellisource Group, Inc., a provider of information technology solutions to the federal, state and local governments and utility markets. From July 1997 to December 1997, Mr. Bickerstaff served as Vice President of Finance of Cognizant Corporation, a global business information services company. From January 1990 to June 1997, Mr. Bickerstaff served in various senior finance roles, including Chief Financial Officer of IMS Healthcare, a global business information services company in the healthcare and pharmaceutical industries. Prior to that, Mr. Bickerstaff held various finance, audit and engineering positions with the Dun & Bradstreet Corporation from 1985 to 1989 and General Electric Company from 1978 to 1985. Mr. Bickerstaff currently serves on the board of directors of CareDx, Inc., Cardax, Inc. and Viventia Biotechnologies, Inc. Mr. Bickerstaff’s non-profit activities include serving on the board of directors of the International Vaccine Institute, the International Centre for Missing and Exploited Children and the Center for Disease Dynamics, Economics & Policy.

Mr. Bickerstaff brings to the Board substantial financial experience in the healthcare and pharmaceutical industries, along with a wealth of knowledge in dealing with financial, accounting and regulatory matters in those industries and insight into the views of shareholders, investors, analysts and others in the financial community.

Mr. Bickerstaff received a Bachelor of Science degree in engineering and a Bachelor of Arts degree in business administration from Rutgers University in 1978.

Paris Panayiotopoulos has served as our President and Chief Executive Officer and a member of the Board since January 2016. Mr. Panayiotopoulos joined ARIAD from EMD Serono, Inc., a subsidiary of pharmaceutical company Merck KGaA, Darmstadt, Germany, where he served as President from 2013 through 2015. Prior to being appointed President of EMD Serono, Mr. Panayiotopoulos held positions of increasing responsibility within Merck KGaA, serving as President of Merck Serono, Tokyo, Japan, from 2012 through 2013; Global Chief of Staff for the CEO in Geneva, Switzerland, from 2011 through 2012; Head of Western Europe for the fertility and endocrinology franchises, in 2011; Global Director of the neurology franchise, from 2007 through 2011; and Global Strategy and Business Intelligence Director from 2004 through 2007. Prior to joining Merck KGaA, Mr. Panayiotopoulos was at Eli Lilly & Co. from 1999 to 2004.

Mr. Panayiotopoulos brings significant industry and leadership experience to the Board, including a strong track record of global and turnaround success, both strategically and operationally.

Mr. Panayiotopoulos received his combined BSc degree in Chemistry and Management Studies from University College London, and his MSc degree in Marketing and Product Management from Cranfield Business School in the United Kingdom.

Sarah J. Schlesinger, M.D. has been a member of our Board since July 2013. She has spent more than 20 years working in the field of cellular immunity, including as clinical director of the laboratory led by the late Ralph M. Steinman, M.D., 2011 Nobel Laureate in Physiology or Medicine. She is currently Senior Attending Physician and Associate Professor of Clinical Investigation at the Laboratory of Molecular Immunology at The Rockefeller University. Before joining The Rockefeller University in 2003, Dr. Schlesinger was a scientist at the International AIDS Vaccine Initiative in New York City from 2002 to 2003. From 1996 to 2002, Dr. Schlesinger was a Research Physician/Pathologist at the Division of Retrovirology at Walter Reed Army Institute of Research, having previously served, from 1994 to 2002, as Staff Pathologist at the Armed Force Institute of Pathology in Washington, DC. Dr. Schlesinger trained in Surgery at the Albert Einstein College of Medicine and began her career in pathology at Georgetown University in Washington, DC, and hospitals in New York including Buffalo General, Hospital New York and the Manhattan Eye, Ear and Throat Hospital. Dr. Schlesinger leads clinical trials and also chairs the research education and training committee of the Center for Clinical and Translational Science at The Rockefeller University Hospital. She is co-director of Rockefeller’s Clinical Scholars program, the Certificate in Clinical and Translational Sciences program and is the vice-chair of the hospital’s Institutional Review Board. Widely published in her field, Dr. Schlesinger has been recognized with numerous awards for her research and teaching. She also belongs to a number of prominent medical societies including the United States and Canadian Academy of Pathology, the American Association for the Advancement of Science and the College of American Pathologists.

Dr. Schlesinger’s experience leading clinical trials and dealing with the FDA in regulatory matters, coupled with her research expertise, have proven invaluable in her role as Chair of our Board’s Science and Medicine Committee. Her knowledge and expertise will play a vital role as we move forward with plans for broadened clinical development of its products and product candidates.

Dr. Schlesinger received her A.B. degree from Wellesley College in Wellesley, MA, and her M.D. from Rush Medical College in Chicago. She obtained further medical training in Pathology at The New York Hospital—Cornell Medical Center where she was chief resident.

Reconstitution of the Board

As previously reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, we are currently conducting a company-wide, strategic review of our operations aimed at increasing shareholder value. As part of this review, the Board unanimously authorized Messrs. Denner and Panayiotopoulos to evaluate the size, composition and organization of the Board, including whether to reconstitute the membership of the Board and/or to eliminate the classified board structure. In order to facilitate such evaluation and a potential reconstitution and/or declassification of the Board, we announced on March 11, 2016 that each of our directors had tendered his or her conditional resignation from the Board (each, a “Conditional Resignation”).

Each Conditional Resignation provided that if any director is not selected to serve on the reconstituted Board, such director will resign from the Board effective as of the Annual Meeting. Further, with respect to any Class 3 director with a term expiring at the Company’s 2018 annual meeting, each Conditional Resignation provides further that if the stockholders approve at the Annual Meeting the amendment to the Company’s certificate of incorporation to effect a declassification of the Board, such director will resign from the Board effective as of the date immediately prior to the 2017 annual meeting.

In May 2016, the Board completed its evaluation of the size, composition and organization of the Board, and voted to accept the resignations of Jay R. LaMarche, Athanase Lavidas, Ph.D., Massimo Radaelli, Ph.D., and Wayne Wilson, and to reduce the size of the Board from eleven to seven members, in each case effective as of immediately prior to the Annual Meeting.

Agreements with Dr. Denner and Sarissa

On February 20, 2014, we entered into a nomination and settlement agreement (the “Existing Settlement Agreement”) with Dr. Denner and Sarissa Capital Management LP and certain of its affiliated funds and entities (collectively, “Sarissa”). Pursuant to this agreement, the Board increased the size of the Board from eight to nine members and appointed Dr. Denner to the Board as a Class 1 director to serve until the 2016 annual meeting of stockholders. Dr. Denner was also appointed as a member of the Nominating and Corporate Governance Committee of the Board. We also agreed to appoint an additional director, referred to as the Additional Designee, selected by the Board and approved by Dr. Denner, as a Class 2 director with a term expiring at the 2017 annual meeting of stockholders. We have not yet appointed this additional director.

The agreement provides that, for so long as Dr. Denner is a member of the Board, we will give prior notice to Sarissa before the advance notice deadline in our bylaws if Dr. Denner or the Additional Designee (when appointed) will not be nominated for election at any future annual meeting of stockholders when their current terms expire. Following the appointment of the Additional Designee and for so long as Dr. Denner is a member of the Board, we have agreed not to increase the size of the Board above 10 members. Pursuant to the agreement, Dr. Denner will resign from the Board and any committee thereof if Sarissa no longer beneficially owns at least six million shares of our common stock.

In conjunction with the Existing Settlement Agreement, we and Sarissa also entered into a Confidentiality Agreement governing the provision of confidential information, obtained by Dr. Denner during his service on the Board, to Sarissa.

The foregoing is not a complete description of the terms of the Existing Settlement Agreement and the Confidentiality Agreement. For a further description of the terms of the agreements, including copies thereof, please see our Current Report on Form 8-K that we filed with the SEC on February 21, 2014.

In February 2015, Sarissa notified the Company of its intent to nominate a slate of three alternative directors in opposition to the nominees recommended by the Company’s Board of Directors for election at the Company’s 2015 annual meeting of stockholders.

On April 28, 2015, we entered into an agreement (the “New Settlement Agreement”) with Sarissa. Pursuant to this agreement, the Company and Sarissa agreed to settle the proxy contest pertaining to the election of directors to the Board at the 2015 annual meeting. In addition, Dr. Berger decided to retire as Chairman, Chief Executive Officer and President of the Company, upon the appointment of his permanent successor or December 31, 2015, whichever is earlier.

In addition, pursuant to the New Settlement Agreement, the Company agreed to promptly commence a search for a new Chief Executive Officer and formed a new committee of the Board chaired by Dr. Denner (the “CEO Search Committee”), which was responsible for running the process for the selection of the new Chief Executive Officer. The other members of the CEO Search Committee were Dr. Riedel, Dr. Schlesinger and Mr. Wilson. On December 18, 2015, we announced the appointment of Mr. Panayiotopoulos as our new Chief Executive Officer, effective as of January 1, 2016.

Pursuant to the New Settlement Agreement, effective as of April 28, 2015, the Board appointed Ms. Protopapas as a Class 2 director, with a term expiring at the 2017 annual meeting, by filling an existing vacancy in such class. The New Settlement Agreement provides that, for so long as each of Dr. Denner and Ms. Protopapas is a member of the Board, we will give prior notice to Sarissa before the advance notice deadline in our bylaws if Ms. Protopapas will not be nominated for election at any future annual meeting of stockholders when her current term expires. Pursuant to the New Settlement Agreement, Ms. Protopapas will resign from the Board and any committee thereof if Sarissa no longer beneficially owns at least six million shares of our common stock.

On March 17, 2016, we and Sarissa agreed to amend the New Settlement Agreement to terminate the standstill covenant contained therein, and Sarissa agreed that it will not nominate directors or submit proposals for other business at the Annual Meeting.

The foregoing is not a complete description of the terms of the New Settlement Agreement. For a further description of the terms of the New Settlement Agreement, as amended, including a copy thereof, please see our Current Reports on Form 8-K that we filed with the SEC on April 29, 2015 and March 18, 2016.

Director Compensation

Annual compensation for our non-employee directors is as follows:

•	A one-time grant upon initial appointment or election to the Board of 75,000 stock options, which vest over three years in equal amounts on the first, second and third anniversaries of the grant date.

•	Annual cash compensation of $70,000, paid in equal quarterly amounts on or about the last day of each calendar quarter. In lieu of cash, a director may elect to receive the equivalent value in restricted shares of our common stock on January 31, subject to a lapsing repurchase right as to 25% of the shares on March 31, June 30, September 30 and December 31 of the year of the award. The number of shares to be issued will be determined based on the volume weighted average price of our common stock for the month of December of the prior year. Any such election to be paid in shares in lieu of cash must be made by January 15 of each calendar year.

•	An annual equity grant of 25,000 stock options and 12,500 restricted stock units which vest as to 25% of the shares on March 31, June 30, September 30 and December 31 of the year of the award.

The exercise price of each stock option award is the closing price of our common stock as quoted on the NASDAQ Global Select Market on the grant date. These awards have terms of 10 years, subject to earlier termination. The annual cash component is prorated for any director who joins the Board during the year beginning on the first day of the fiscal quarter in which he or she was initially appointed or elected and the individual may elect to be paid in shares in lieu of cash. If a director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment (or shares in lieu thereof) on a pro-rated basis through his or her last day of service.

All grants are made under our 2014 Long-Term Incentive Plan or will be made under a future equity plan approved by our stockholders.

Our Chief Executive Officer receives no additional compensation for serving on our Board. No other director is an employee of the Company.

2015 Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors who served during 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(2) ($)	Total ($)
Alexander J. Denner, Ph.D.	—	162,054	122,633	354,686
Jay R. LaMarche	70,000	89,375	122,633	282,008
Athanase Lavidas, Ph.D.	70,000	89,375	122,633	282,008
Anna Protopapas(3).	52,500	—	481,335	533,835
Massimo Radaelli, Ph.D.	70,000	89,375	122,633	282,008
Norbert G. Riedel, Ph.D.	70,000	89,375	122,633	282,008
Sarah J. Schlesinger, M.D.	70,000	89,375	122,633	282,008
Wayne Wilson	70,000	89,375	122,633	282,008

(1)	Dr. Denner elected to receive restricted stock in lieu of cash fees of $70,000.

(2)	The amounts included under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value for stock awards and option awards granted during the year, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”) Topic 718. The assumptions used in the calculation of the grant date fair value of the restricted stock unit awards and option awards are set forth in note 11 to our audited consolidated financial statements, entitled “Stock Compensation,” included in the Original Filing. As of December 31, 2015, each non-employee director had the following aggregate number of stock options outstanding: Mr. Denner – 100,000; Mr. LaMarche – 120,000; Dr. Lavidas – 70,000; Ms. Protopapas – 75,000; Dr. Radaelli – 102,319; Dr. Riedel – 75,000; Dr. Schlesinger – 90,000; and Mr. Wilson – 75,000.

(3)	Ms. Protopapas was appointed to the Board effective as of April 28, 2015. Upon her initial appointment to the Board, Ms. Protopapas was granted stock options to purchase 75,000 shares of common stock. Ms. Protopapas’ annual cash compensation was pro-rated due to her partial service during 2015.

Director Stock Ownership Guidelines

In 2012, we adopted stock ownership guidelines, to be phased in over five years, for our non-employee directors. In December 2014, we strengthened the guidelines so that our non-employee directors are required to own Company common stock worth at least five times his or her annual cash compensation. Newly elected directors have five years from when they are first elected or appointed to the Board to comply with these guidelines. As of December 31, 2015, all of our then serving non-employee directors with the exception of Dr. Schlesinger and Ms. Protopapas, who recently joined the Board, were in early compliance with our stock ownership guidelines. The guidelines are designed to align the interests of our non-employee directors with those of our stockholders by ensuring that our non-employee directors have a meaningful financial stake in our long-term success. In developing these guidelines, we reviewed the market practices of our then current peer group companies to determine a meaningful level of ownership to align our directors and stockholders.

CORPORATE GOVERNANCE

Director Independence and Committee Qualifications

The Board has determined that each of our directors, except Mr. Panayiotopoulos, is an “independent director” as defined by NASDAQ rules. The Board has also determined that each member of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to each such committee member prescribed by NASDAQ and the SEC. The Board has further determined that Messrs. Bickerstaff, Haimovitz, LaMarche and Wilson are “audit committee financial experts” as defined in the rules of the SEC.

The Nominating and Corporate Governance Committee or the independent members of our Board annually reviews the independence of all directors and reports its findings to the Board. The Nominating and Corporate Governance Committee or the independent members of our Board has reviewed each director’s status by applying the standards for director independence and the criteria to determine “audit committee financial expert” status and by evaluating self-evaluation questionnaires and other information supplied by each director or otherwise independently obtained. On the basis of this review, the Nominating and Corporate Governance Committee or the independent members of our Board made recommendations to our Board upon which our Board made its determinations of each director’s status.

In making these determinations, the Nominating and Corporate Governance Committee or the independent members of our Board considered that in the ordinary course of business, relationships and transactions may occur between the Company and its subsidiaries and entities with which some of our directors are or have been affiliated. In addition, each year the Committee evaluates, based on questionnaires completed by the directors, whether the directors have any conflicts of interest with the Company under our Conflict of Interest Policy, a copy of which is publicly available on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance.”

Majority Voting in Director Elections

In April 2014, we amended our Amended and Restated Bylaws to provide that our directors must be elected by a majority of votes cast in uncontested elections and by a plurality of votes cast in contested elections.

In connection with the April 2014 change, we adopted a director resignation policy as part of our Corporate Governance Guidelines. Under this policy, the Board will only nominate directors for election or re-election who have submitted an irrevocable letter of resignation that will be effective upon (1) their failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which they face re-election and (2) acceptance of such resignation by the Board. If an incumbent director fails to receive the number of votes required for re-election, the Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration to the Board, who, with the director in question abstaining, will decide whether to accept the director’s resignation, taking into account such factors as it deems relevant. Such factors may include the stated reasons why stockholders voted against such director’s reelection, the qualifications of the director and whether accepting the resignation would cause us to fail to meet any applicable listing standards or would violate state law.

Board Committees

The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Medicine Committee. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter, which can be found on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance.”

Committee Responsibility Summary

Audit Committee

❖	Oversees management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and disclosure practices.

NUMBER OF MEETINGS

HELD IN 2015: 10

COMMITTEE MEMBERS IN 2015 AND THROUGH MAY 18, 2016: Wayne Wilson (Chair); Jay R. LaMarche; and Massimo Radaelli, Ph.D.

COMMITTEE MEMBERS FROM MAY 19, 2016 THROUGH JULY 20, 2016: Wayne Wilson (Chair); George W. Bickerstaff, III; Jules A. Haimovitz; Jay R. LaMarche; Massimo Radaelli, Ph.D.; and Norbert G. Riedel, Ph.D.

COMMITTEE MEMBERS COMMENCING AS OF THE 2016 ANNUAL MEETING:

George W. Bickerstaff, III (Chair); Jules A. Haimovitz; and Norbert G. Riedel, Ph.D.

❖	Oversees management’s establishment and maintenance of processes to ensure that we have an adequate system of internal control.
❖	Oversees management’s establishment and maintenance of processes to ensure our compliance with legal and regulatory requirements that may impact our financial reporting and disclosure obligations.
❖	Reviews our independent registered public accounting firm’s qualifications and independence.
❖	Appoints, compensates and oversees the work of our independent registered public accounting firm.
❖	Pre-approves all audit and non-audit services performed by our independent registered public accounting firm.
❖	Reviews, in consultation with our management and independent registered public accounting firm, the scope and results of reviews of our quarterly financial statements, audits of our annual financial statements and audits of our system of internal control over financial reporting.
❖	Performs other duties, including reviewing, evaluating and approving related person or similar transactions or relationships and recommending approval of such transactions to the disinterested and independent members of the Board, if necessary.
❖	Oversees our compliance with applicable laws, regulations and corporate policies, including our Code of Conduct and Ethics.

Compensation Committee

❖	Assesses the performance of and approves, or recommends for approval by the Board, the compensation of our executive officers.

NUMBER OF MEETINGS

HELD IN 2015: 7

COMMITTEE MEMBERS IN 2015 AND THROUGH MAY 18, 2016: Norbert G. Riedel, Ph.D. (Chair); Athanase Lavidas, Ph.D.; and Anna Protopapas (from December 2015)

COMMITTEE MEMBERS FROM MAY 19, 2016 THROUGH JULY 20, 2016: Norbert G. Riedel, Ph.D. (Chair); George W. Bickerstaff, III; Athanase Lavidas, Ph.D.; and Anna Protopapas

COMMITTEE MEMBERS COMMENCING AS OF THE 2016 ANNUAL MEETING: Anna Protopapas (Chair); George W. Bickerstaff, III; and Norbert G. Riedel, Ph.D.

❖	Analyzes our officer and director compensation plans, policies and programs.
❖	Administers our stock-based compensation and executive compensation plans.
❖	Reviews and approves all proposed compensation disclosures, including the Compensation Discussion and Analysis (“CD&A”), for inclusion in our proxy statement or Form 10-K/A and reviews all recommendations by stockholders of the compensation of our named executive officers (the “NEOs”) and the frequency of voting by stockholders on the compensation of our NEOs.

Nominating and Corporate Governance Committee

❖	Identifies and evaluates individuals to become directors.

NUMBER OF MEETINGS

HELD IN 2015: 5

COMMITTEE MEMBERS IN 2015 AND THROUGH MAY 18, 2016: Athanase Lavidas, Ph.D. (Chair); Alexander J. Denner, Ph.D.; Jay R. LaMarche; and Wayne Wilson

COMMITTEE MEMBERS FROM MAY 19, 2016 THROUGH JULY 20, 2016: Athanase Lavidas, Ph.D. (Chair); Alexander J. Denner, Ph.D.; Jules A. Haimovitz; Jay R. LaMarche; Sarah J. Schlesinger, M.D.; and Wayne Wilson

COMMITTEE MEMBERS COMMENCING AS OF THE 2016 ANNUAL MEETING: Alexander J. Denner, Ph.D. (Chair); Jules A. Haimovitz; and Sarah J. Schlesinger, M.D.

❖	Makes recommendations to the Board concerning the size, structure and composition of the Board and its committees.
❖	Monitors the process to assess the Board’s effectiveness.
❖	Reviews and assesses the adequacy of our corporate governance, including our Corporate Governance Guidelines and our Board Conflict of Interest Policy.
❖	Oversees matters relating to the independence (including potential conflicts of interest), education, operation and effectiveness of the Board and its committees.

Science and Medicine Committee
❖	Consults with and advises management on the strategy, focus and direction of our research and development, clinical programs and initiatives, as well as competitive and other factors that may affect those programs and initiatives.

NUMBER OF MEETINGS

HELD IN 2015: 0

COMMITTEE MEMBERS IN 2015 AND THROUGH MAY 18, 2016: Sarah J. Schlesinger, M.D. (Chair); Massimo Radaelli, Ph.D.; and Norbert G. Riedel, Ph.D.

COMMITTEE MEMBERS FROM MAY 19, 2016 THROUGH JULY 20, 2016: Sarah J. Schlesinger, M.D. (Chair); Anna Protopapas; Massimo Radaelli, Ph.D.; and Norbert G. Riedel, Ph.D.

COMMITTEE MEMBERS COMMENCING AS OF THE 2016 ANNUAL MEETING: Sarah J. Schlesinger, M.D. (Chair); Anna Protopapas; and Norbert G. Riedel, Ph.D.

❖	Identifies and discusses significant emerging science and technology trends and issues and their potential impact on our research and development and clinical programs, plans or policies.
❖	Leads periodic updates and discussions with the Board on our progress in achieving our strategic research, development and clinical goals and objectives.
❖	Consults with and advises management, as appropriate, on our internal and external investments in science and technology and for any material external investments in research and development that require approval by the Board, and assists the Board in evaluating such opportunities.

Recommendations for Board Nominees; Board Diversity

The Nominating and Corporate Governance Committee may consider candidates for the Board recommended by stockholders, as well as by directors or officers or other appropriate sources. Persons recommended by stockholders will be considered on the same basis as candidates from other sources.

For all potential candidates, the Nominating and Corporate Governance Committee may consider any factors it deems relevant, including, among other factors, a candidate’s personal integrity and judgment, business and professional skills and experience, independence, knowledge of our industry and applicable laws, regulations and guidelines governing U.S. public companies, whether the director has any conflicts of interest under our Conflict of Interest Policy, diversity, the extent to which the candidate would fill a priority need on the Board, the willingness of the candidate to commit sufficient time and attention to his or her duties or responsibilities as a director of a public company and concern for the long-term interests of our stockholders. As part of this process, the proposed nominee will be required to complete our standard form of directors’ and officers’ questionnaire and the questionnaire under our Conflict of Interest Policy, which will be used by the Nominating and Corporate Governance Committee to evaluate the proposed candidate’s qualifications, independence, compliance with our Conflict of Interest Policy and other relevant considerations. In particular, under our Conflict of Interest Policy, the Nominating and Corporate Governance Committee will seek to ensure that there are no conflicts of interest that could substantially impact the candidate’s participation in regular Board decision-making. The factors generally considered by the Nominating and Corporate Governance Committee are set out in our Corporate Governance Guidelines, which are publicly available on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance.”

We do not have a formal policy on diversity. However, in selecting a director nominee, the Nominating and Corporate Governance Committee considers issues of diversity among Board members and seeks to find a nominee whose talents, skills, expertise and background would complement those of the existing directors.

If a stockholder wishes to recommend a candidate for director for election at our 2017 annual meeting, such a recommendation should be submitted in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Any such written recommendation should include a minimum of the following:

•	All information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

•	Certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in ARIAD’s securities occurring within the last 12 months.

•	A description of any arrangement or understanding among any of the proponents and their affiliates or any persons acting in concert with them in connection with the nomination or proposal.

•	To the extent known to each proponent, the name and address of any other stockholder supporting any such nomination or proposal of other business.

•	Additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our Amended and Restated Bylaws, as amended, and our Board Conflict of Interest Policy.

Any such recommendation should be submitted in the timeframe for stockholder proposals which are to be included in proxy materials for the 2017 annual meeting under the caption “Future Stockholder Proposals” at the end of this proxy statement.

Director Attendance at Board and Committee Meetings

During 2015, the Board held 11 meetings and the various committees of the Board held a total of 22 additional meetings. Each of our directors attended at least 75% of the meetings of the Board and committees on which the member served during the period the member was on the Board or committee. For purposes of this determination, actions taken by written consent of the Board or committees were not included.

Process for Determining Executive Compensation

Our Chief Executive Officer recommends compensation decisions involving our other officers and discusses these recommendations and related matters, including reviewing these officers’ performance, with the Compensation Committee. Our Chief Executive Officer actively participates during Compensation Committee meetings to discuss compensation actions involving the Company’s executive leadership team.

The Compensation Committee determines our Chief Executive Officer’s compensation in executive session, without the Chief Executive Officer present, and makes recommendations to the Board, which then votes on these matters. How the Compensation Committee reviews and sets executive compensation is described in more detail in the CD&A section located elsewhere in this proxy statement. The Chair of the Compensation Committee determines the agenda for its meetings in conjunction with the Chief Executive Officer (except for executive sessions that the Chief Executive Officer does not attend). At each meeting, the Compensation Committee has the opportunity to meet in executive session and does so when the Compensation Committee deems it necessary or appropriate.

Our Compensation Committee, or our Board of Directors at the recommendation of the Compensation Committee, makes all equity awards under stockholder-approved plans and as inducement awards as permitted by NASDAQ rules. When granted, stock options have an exercise price equal to the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date of grant. Our Compensation Committee, or our Board of Directors at the recommendation of the Compensation Committee, also approves the other terms of the grants, including the vesting conditions, restrictions and term of the awards.

Grants of stock options or other equity awards to new employees, including executive officers, are generally approved at the first scheduled meeting of our Compensation Committee after such employees begin employment. Annual grants are generally approved in the first quarter of the fiscal year for performance in the prior year.

Independent Compensation Consultant

Our Compensation Committee retains an independent compensation consultant, Radford, an Aon Hewitt company (“Radford”), to provide information, advice and recommendations with respect to officer and director compensation. Radford has served as the Committee’s compensation consultant since September 2008.

For 2015 and 2016 compensation decisions, Radford provided advice on our peer group and an analysis of the competitiveness of our executive compensation programs (including our use of equity, pay-for-performance metrics, stock ownership analysis, and the retentive effect of our pay practices), and also assisted with the preparation of tally sheets quantifying the total compensation paid to our executive officers. At the request of the Compensation Committee, Radford provided advice, information and recommendations on the components and amounts of compensation that were set by the Committee. In addition, during 2015 and to date in 2016 Radford provided advisory services, not in excess of $120,000, related to compensation programs for our non-executive officers, including the development of new equity compensation guidelines.

It is the Compensation Committee’s policy that the Chair of the Committee or, at times, the full Committee, pre-approve any additional services provided to management by our independent compensation consultant. Pursuant to SEC rules, the Compensation Committee has assessed the independence of Radford and the Radford account manager who advised the Compensation Committee. The Compensation Committee concluded that Radford’s work with and on behalf of the Compensation Committee did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

During 2015, Drs. Lavidas and Riedel and Ms. Protopapas (from December 2015) served as members of our Compensation Committee. In 2015, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee. There are no family relationships between or among the members of our Board or executive officers.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which were developed and are overseen by the Nominating and Corporate Governance Committee, establish basic principles of corporate governance by which the Board operates. These guidelines address selection, composition and independence of the Board, director compensation, majority voting in uncontested director elections and director resignation in the event of a failure to receive the required vote, evaluation of the performance of the Board and its committees, the structure and operations of the committees of the Board, the establishment and implementation of corporate governance guidelines, principles and practices, leadership development and succession planning.

Under our Corporate Governance Guidelines, if the Chief Executive Officer is also Chairman of the Board, the Board shall appoint one of the independent directors to serve in the role of Lead Director. His or her role is to support the independent directors in meeting their responsibilities as independent directors. As such, he or she is responsible for oversight of those processes of the Board that independent directors are required to perform. In addition, he or she presides at meetings of the non-management directors. In January 2016, Mr. Wilson stepped down as our Lead Director upon the appointment of Dr. Denner to serve as the Chairman of the Board.

The Nominating and Corporate Governance Committee is responsible for the establishment, implementation and oversight of our Corporate Governance Guidelines, Conflict of Interest Policy for Board of Directors and other corporate governance guidelines, policies and practices. Our Corporate Governance Guidelines and Conflict of Interest Policy are publicly available on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance.”

The Board’s Leadership Structure

We do not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, because the Board believes that it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. However, since the beginning of 2016, the Board has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. Thus, the roles of Chairman of the Board and Chief Executive Officer are separated. This structure ensures a greater role for the independent directors in the oversight of the Company and their active participation in setting agendas and establishing Board policies, priorities and procedures. This structure also allows the Chief Executive Officer to focus on the management of our day-to-day operations.

Our Corporate Governance Guidelines require appointment of an independent Lead Director when the Chairman and Chief Executive Officer roles are combined, as was the case since our inception until January 2016. During 2015, Wayne Wilson served as Lead Director. As Lead Director, Mr. Wilson was responsible under our Corporate Governance Guidelines for the following:

•	Chairing any meeting of the independent directors, including their meetings in executive session.

•	Working with the Chairman and CEO in preparation of the agenda for each Board meeting and in reviewing all potential topics and items of interest on a regular basis.

•	Regular consultation with the Chairman and CEO on our strategic priorities and on matters relating to corporate governance and Board performance.

•	Serving as the liaison between the independent members of the Board and our Chairman and CEO.

•	Supporting the independent directors in meeting their obligations as independent directors.

•	Meeting with major stockholders of the Company upon request, as coordinated by management.

In addition, to assure effective independent oversight, the Board has adopted a number of corporate governance practices, including:

•	Executive sessions of the independent directors after all regularly scheduled board meetings and otherwise as appropriate.

•	Annual performance evaluations of the Chief Executive Officer by the independent directors, led by the Compensation Committee.

•	Annual evaluations by the Nominating and Corporate Governance Committee whether the directors have any conflicts of interest with the Company under our Conflict of Interest Policy.

A copy of our Corporate Governance Guidelines is publicly available on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance.”

The Role of the Board in Risk Oversight

As set forth in our Corporate Governance Guidelines, one of the Board’s functions is oversight of risk management, with a focus on the most significant risks facing the company including strategic, operational, financial, legal, regulatory and compliance risks. Risk is inherent in our business. As a result, significant risks are presented and discussed at regularly scheduled Board and committee meetings.

Management is responsible for identifying risk and risk controls related to significant business activities. The Board ensures that the Company’s approach to risk management is designed to support the achievement of organizational objectives, including strategic goals, to improve long-term organizational performance and enhance shareholder value. The Board’s review of our strategic objectives and plans is a key part of our Board’s assessment of management’s approach and tolerance to risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to mitigate those risks, but also understanding what level of risk is appropriate. In reviewing and affirming our business strategy, the Board assesses various risks, acceptable levels of risk and management’s mitigation of those risks. As part of its ongoing activities, the Board meets regularly with management to discuss our most significant risk exposures and ensures that the risks undertaken by management are consistent with the Company’s business strategy. A Board committee may also be responsible for oversight of specific risk topics.

The Audit Committee oversees risk management related to internal control over financial reporting, the Compensation Committee oversees risk management related to compensation programs, and the Science and Medicine Committee oversees risk management related to our dealings with the FDA and other similar regulatory agencies, as discussed in greater detail elsewhere in this proxy statement.

The Board reviews, at least twice annually, a detailed assessment of manufacturing and drug development activities of the Company based on application of Good Manufacturing Processes, Good Clinical Practices and Good Laboratory Practices.

Compensation Practices and Policies Relating to Risk Management

The Compensation Committee has assessed the Company’s compensation policies, practices and awards, including the use of performance shares, and has concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our management assessed the Company’s compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature, and reported its assessment to the Compensation Committee. We do not have any programs where a participant may be able to directly affect variability or timing of payout. Rather, our compensation programs include a combination of fixed base salaries, cash bonuses, long-term incentive awards, including performance-based compensation and employee retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees.

In 2012, we implemented a minimum stock ownership guideline for our CEO equal to six times his base salary, to be phased in over five years, as well as minimum stock ownership guidelines for the non-employee members of our Board of Directors. Dr. Berger met this guideline during 2015. Our new CEO does not yet meet the guideline, as he just joined us in 2016. In 2014, we increased the stock ownership guideline applicable to our non-employee directors to five times their annual cash compensation, up from three times. As with the original CEO requirement, the policy is phased in over five years. Our non-employee directors already meet this guideline, with the exception of Mr. Bickerstaff, Mr. Haimovitz, and Ms. Protopapas, all of whom recently joined the Board. In February 2016, we implemented a minimum stock ownership guideline for our other executive officers equal to one times their base salary, to be phased in over five years. All of our named executive officers met this guideline, with the exception of Mr. DesRosier, who resigned from the Company in April 2016. We believe the adoption of such guidelines further aligns the interests of our CEO, our other executive officers and our Board of Directors with those of our stockholders.

We adopted an Incentive Compensation Recoupment Policy effective as of January 1, 2015. This recoupment (or “clawback”) policy goes beyond current regulatory requirements, and is based on principles that were jointly developed by six major pharmaceutical companies and 13 institutional investors as a best practice corporate governance strategy that seeks to strengthen board risk oversight and preserve long-term shareholder value. It provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers in instances of material violations of law or a written Company policy by such executive officer, or by a subordinate employee, if the executive failed to supervise the subordinate, where the misconduct caused significant financial harm to the Company. Public disclosure of recoupment decisions will be made in compliance with the rules and regulations of the SEC and other applicable laws. Where the Company deems it appropriate, it may provide disclosure beyond that required by law. The policy can be found on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance.”

Based on the foregoing, we believe that our compensation policies, practices and awards do not create risks that are likely to have a material adverse effect on the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Corporate Code of Conduct and Ethics

Our Corporate Code of Conduct and Ethics applies to all of our employees and directors. Any changes in or waivers from our Corporate Code of Conduct and Ethics will be included in a Current Report on Form 8-K within four business days following the date of the change or waiver, unless website posting of the amendments or waivers is then permitted by the rules of The NASDAQ Stock Market LLC (“NASDAQ”). Our Corporate Code of Conduct and Ethics is publicly available on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance” and is also available upon request, without charge, by contacting us at (617)  503-7028 or through an e-mail request to Investor.Relations@ariad.com.

Stockholder Communications with the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 494-0400, extension 2208. However, any stockholders who wish to submit written communications to the Board or any individual director should send their communications to our Secretary at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139-4234. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements. In addition, any material that is unduly hostile, threatening or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any director upon request.

Director Attendance at the Annual Meeting

Under our Corporate Governance Guidelines, we expect all incumbent directors, as well as all nominees for election as director, to attend our annual meetings of stockholders. Seven of our nine incumbent directors attended the annual meeting of stockholders in 2015 via teleconference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Approval Policy

All related person transactions are reviewed and approved in advance by our Audit Committee or other independent body of our Board. In general, a related person transaction is defined as any transaction (other than setting compensation) in which we or any subsidiary or affiliate is a participant and in which any of the following persons has or will have a direct or indirect material interest: our executive officers, our Board members and nominees, beneficial holders of more than 5% of our securities, immediate family members of any of the foregoing persons and any other persons who the Board determines may be considered to be related persons as defined by the rules and regulations of the SEC.

Our Audit Committee or its chair or other independent body of our Board, as the case may be, will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of ARIAD and our stockholders, taking into account all available facts and circumstances as it determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us and our stockholders, the impact on a director’s independence in the event the related person is a director or nominee, an immediate family member of a director or nominee, or an entity in which a director or nominee is a partner, stockholder, or executive officer, the availability of other sources for comparable products or services, the terms of the transaction and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of our Audit Committee or our Board will participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members or other business affiliates is the related person.

In reviewing and approving such transactions, our Audit Committee or other independent body of our Board will obtain, or will direct management to obtain on its behalf, all information that it believes to be relevant and important to its review of the transaction prior to approval. Following receipt and review of the necessary information, a discussion will be held of the relevant factors deemed to be necessary prior to approval. If a discussion is not deemed to be necessary, approval may be given by unanimous written consent of our Audit Committee or other independent body of our Board. This approval authority may also be delegated to the chair of our Audit Committee in some circumstances. No related person transaction shall be entered into prior to completing these procedures.

Our policies as described above are included in the Audit Committee Charter as approved by our Audit Committee and our Board. As required under SEC rules, transactions that involve an amount in excess of $120,000, in which we are a participant and a related person is determined to have a direct or indirect material interest, are disclosed in our annual report on Form 10-K and/or proxy statement.

Transactions with Related Persons

We have no related person transactions to report.

Indemnification

We indemnify our directors and our executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Amended and Restated Bylaws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 20, 2016, certain information with respect to (i) each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us to own beneficially more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table under “Executive Compensation” (referred to as our NEOs), and (iv) all of our current directors and executive officers as a group. In accordance with the rules promulgated by the SEC, such ownership includes shares currently owned, as well as shares that the named person has the right to acquire within 60 days of May 20, 2016, including, but not limited to, shares that the named person has the right to acquire through the exercise of any options and restricted stock units that will be vested as of that date. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the common stock shown as beneficially owned. Percentage ownership is based on 191,453,793 shares of common stock outstanding as of May 20, 2016.

Name and Address**	Number and Nature of Shares Beneficially Owned		Percent of Class
Putnam Investments, LLC. One Post Office Square Boston, MA 02109	19,923,795	(1)	10.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	13,382,977	(2)	7.0%
Sarissa Capital Management LP 660 Steamboat Road, 3rd Floor Greenwich, CT 06830	12,850,000	(3)	6.7%
The Vanguard Group, Inc.	12,145,786	(4)	6.3%
100 Vanguard Blvd.
Malvern, PA 19355
Harvey J. Berger, M.D.	5,285,103	(5)	2.8%
Edward M. Fitzgerald	664,995	(6)	*
Timothy P. Clackson, Ph.D.	599,294	(7)	*
Thomas J. DesRosier	69,130	(8)	*
Martin J. Duvall	282,760	(9)	*
George W. Bickerstaff, III	—		—
Alexander J. Denner, Ph.D.	12,966,415	(3)	6.8%
Jules A. Haimovitz	—		—
Jay R. LaMarche	685,151	(10)	*
Athanase Lavidas, Ph.D.	204,756	(11)	*
Paris Panayiotopoulos	154,756	(12)	*
Anna Protopapas	55,152	(13)	*
Massimo Radaelli, Ph.D.	214,069	(14)	*
Norbert G. Riedel, Ph.D.	203,109	(15)	*
Sarah J. Schlesinger, M.D.	149,350	(16)	*
Wayne Wilson	206,750	(17)	*
All current directors and executive officers as a group (17 persons)	16,413,592	(18)	8.5%

*	Indicates less than 1% of the outstanding shares of common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.

(1)	This information is based solely on information contained in a Schedule 13G/A filed with the SEC on May 10, 2016 by Putnam Investments LLC. The shares are held by various subsidiaries of Putnam Investments LLC that have voting and dispositive power over the shares, as detailed in the filing.

(2)	This information is based solely on information contained in a Schedule 13G/A filed with the SEC on January 25, 2016 by BlackRock, Inc. The shares are held by various subsidiaries of BlackRock, Inc. that have voting and dispositive power over the shares, as detailed in the filing.

(3)	The information regarding Sarissa Capital Management LP is based solely on information contained in a Schedule 13D/A filed with the SEC on August 20, 2014 by Sarissa Capital Management LP. The information regarding Dr. Denner is based on the information contained in the August 20, 2014 Schedule 13D/A and also includes shares that Dr. Denner beneficially owns as a result of receiving awards for serving on our Board, including 90,625 shares issuable upon the exercise of stock options and vesting of restricted stock units. The shares reported in the Schedule 13D/A are held by various affiliates of Sarissa Capital Management LP, including Dr. Denner, that have voting and dispositive power over the shares, as detailed in the filing. By virtue of his position as the Chief Investment Officer of Sarissa Capital and as the managing member of Sarissa Capital’s general partner and as controlling the ultimate general partner of each of the Sarissa Funds, Dr. Denner may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 12,850,000 shares held by Sarissa Funds.

(4)	This information is based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. The shares are held by various subsidiaries of The Vanguard Group, Inc. that have voting and dispositive power over the shares, as detailed in the filing.

(5)	Includes 914,000 shares issuable upon exercise of stock options. Includes 1,864,286 shares owned by Ocean Capital Partners, LLC, an investment entity owned by Dr. Berger and his immediate family and for which Dr. Berger has the right to vote and dispose of the shares; and 740,050 shares owned by Dr. Berger’s spouse and daughters. Dr. Berger disclaims beneficial ownership of the shares held by his spouse and daughters.

(6)	Includes 344,000 shares issuable upon exercise of stock options and vesting of restricted stock units.

(7)	Includes 292,791 shares issuable upon exercise of stock options and vesting of restricted stock units.

(8)	Includes 32,500 shares issuable upon exercise of stock options.

(9)	Includes 175,500 shares issuable upon exercise of stock options and vesting of restricted stock units.

(10)	Includes 135,625 shares issuable upon exercise of stock options and vesting of restricted stock units and 6,696 shares held by Mr. LaMarche’s spouse.

(11)	Includes 85,625 shares issuable upon exercise of stock options and vesting of restricted stock units.

(12)	Includes 66,667 shares issuable upon vesting of restricted stock units.

(13)	Includes 40,625 shares issuable upon exercise of stock options and vesting of restricted stock units.

(14)	Includes 117,944 shares issuable upon exercise of stock options and vesting of restricted stock units.

(15)	Includes 90,625 shares issuable upon exercise of stock options and vesting of restricted stock units.

(16)	Includes 105,625 shares issuable upon exercise of stock options and vesting of restricted stock units.

(17)	Includes 90,625 shares issuable upon exercise of stock options and vesting of restricted stock units.

(18)	See notes 7 through 17 above. Also includes 486,928 shares of common stock and 589,813 shares issuable upon the exercise of stock options and vesting of restricted stock units held by executive officers not listed in the table above.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding our executive officers as of May 20, 2016, including their ages as of that date.

Name	Age	Position
Paris Panayiotopoulos	42	President and Chief Executive Officer
Timothy P. Clackson, Ph.D.	51	President of Research and Development and Chief Scientific Officer
Manmeet S. Soni	38	Executive Vice President, Chief Financial Officer and Treasurer
Martin J. Duvall	54	Executive Vice President and Chief Commercial Officer
Daniel M. Bollag, Ph.D.	55	Senior Vice President, Regulatory Affairs and Quality
Maria E. Cantor	48	Senior Vice President, Corporate Affairs
Hugh M. Cole	51	Senior Vice President, Chief Business Officer

For biographical information pertaining to Mr. Panayiotopoulos, who is a director and executive officer of ARIAD, see the section of this proxy statement entitled “Board of Directors.”

Timothy P. Clackson, Ph.D. has served as our President of Research and Development since June 2010 and our Senior Vice President and Chief Scientific Officer since September 2003. Previously, he served in a series of senior scientific leadership roles, and has been an officer of the Company since June 2000. Prior to joining us in December 1994, Dr. Clackson was a postdoctoral fellow at Genentech, Inc., a biotechnology company, from 1991 to 1994. Dr. Clackson is on the Board of Directors of MassBio. He received his B.A. degree in Biochemistry from the University of Oxford, and his Ph.D. degree in Biology from the University of Cambridge.

Manmeet S. Soni has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 2016. Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, where he was responsible for all finance, procurement, information technology and human resources functions until its acquisition by AbbVie, Inc. in May 2015. He first joined Pharmacyclics in September 2012 as corporate controller and served in various roles prior to being appointed as Chief Financial Officer and Treasurer in February 2014. Previously, Mr. Soni worked at ZELTIQ Aesthetics Inc., a publicly held medical technology company, from January 2012 to September 2012, where he served as Controller and Senior Director of Finance. Prior to ZELTIQ, Mr. Soni worked at PricewaterhouseCoopers in San Jose, CA from June 2007 to January 2012 in the Life Science and Venture Capital Group. Prior to that, he worked at PricewaterhouseCoopers India providing audit and assurance services. Mr. Soni currently serves on the board of Genoscience Pharma, a biotechnology company in France targeting cancer stem cells for innovative therapies. He graduated from Hansraj College at Delhi University in India. He is a Certified Public Accountant, licensed in the State of California. He also completed his Chartered Accountancy from the Institute of Chartered Accountant of India.

Martin J. Duvall has served as our Executive Vice President, Chief Commercial Officer since December 2013, having served as our Senior Vice President, Commercial Operations since September 2011. Previously, from 2010 to 2011, he served as Senior Vice President and General Manager of the global oncology franchise at Merck & Co., Inc., a global healthcare company. From 2009 to 2010, Mr. Duvall led global marketing and commercial operations at Abraxis Bioscience, Inc., an immunochemistry products manufacturing company. From 2004 to 2009, Mr. Duvall held roles leading commercial operations, commercial development and oncology strategy for MGI Pharma, Inc., a biopharmaceutical company, and its acquirer, Eisai Pharmaceuticals, a global pharmaceutical company. He received a B.S. in Chemistry from Muhlenberg College, an M.A. in Chemistry from the Johns Hopkins University and an M.B.A from the University of Kansas.

Daniel M. Bollag, Ph.D. has served as our Senior Vice President, Regulatory Affairs and Quality since January 2009. He previously was Vice President, Regulatory Affairs for Genzyme Corporation from 2006 to 2008. From

2002 to 2006, Dr. Bollag held multiple positions at Sanofi-Aventis Pharmaceuticals, including Associate Vice President, Global Regulatory Domain Head, Associate Vice President, Global Regulatory Therapeutic Area Head, and Director, U.S. Regulatory Liaison. Dr. Bollag also served as Director, Project Planning and Management at the Bristol-Myers Squibb Pharmaceutical Research Institute from 2000 to 2002. Earlier in his career, from 1991-2000, he held positions at Merck Research Laboratories including Senior Project Manager, Project Planning and Management, Project Manager, and Senior Research Biochemist, Pharmacology. Dr. Bollag completed a post-doctoral fellowship at Princeton University, and received his Ph.D. degree in Biochemistry from Cornell University. He earned his B.S. degree in Science and B.A. in French at Pennsylvania State University.

Maria E. Cantor has served as our Senior Vice President, Corporate Affairs since January 2012. Previously, she served as our Vice President, Corporate Communications and Investor Relations since July 2008. Prior to joining ARIAD, Ms. Cantor held several positions of increasing responsibility at Genzyme Corporation from 2001 to 2008, most recently serving as Senior Director, Corporate Communications. From 2000 to 2001, she held the position of Director, Public Relations and Marketing at St. Elizabeth’s Medical Center of Boston. From 1994 to 2000, Ms. Cantor held director positions in marketing and public relations at Optima Healthcare, Inc. and Catholic Medical Center. Prior to 1994, she was Assistant Press Secretary to former U.S. Congressman, Martin T. Meehan and served as News Anchor/Reporter at a Massachusetts broadcast station. Ms. Cantor received her M.S. degree in communications management from Syracuse University and her B.S. degree from Emerson College.

Hugh M. Cole has served as our Senior Vice President and Chief Business Officer since March 2014. Previously, from 2007 to 2014, Mr. Cole held management positions at Shire Pharmaceuticals, a biopharmaceutical company, most recently as Senior Vice President, Strategic Planning and Program Management and, previously, as a global franchise head, and before that, as Vice President, Business Development. Previously he held senior positions in business and corporate development at Oscient Pharmaceuticals (formerly, Genome Therapeutics), a pharmaceutical company, and at Millennium Pharmaceuticals, a biopharmaceutical company, and its affiliates. Mr. Cole earned a Bachelor of Arts in Chemistry from Harvard University in Cambridge, MA and his MBA in Health Care Management and Finance from the Wharton School in Philadelphia.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the background, objectives and structure of our 2015 executive compensation programs. This CD&A is intended to be read in conjunction with the tables following the Compensation Committee Report, which provide further historical compensation information for our named executive officers (“NEOs”):

Our long-term success has been made possible in large measure by our ability to attract, retain and motivate talented and experienced individuals across all areas of our business, including our senior executives. In 2015, our NEOs were:

Name	Position
Harvey J. Berger, M.D.(1)	Chairman of the Board, Chief Executive Officer and President
Timothy P. Clackson, Ph.D.	President of Research and Development and Chief Scientific Officer
Edward M. Fitzgerald(2)	Executive Vice President, Chief Financial Officer and Treasurer
Martin J. Duvall(3)	Executive Vice President and Chief Commercial Officer
Thomas J. DesRosier, Esq.(4)	Executive Vice President, Chief Legal and Administrative Officer and Secretary

(1)	Mr. Berger retired from all positions at ARIAD as of December 31, 2015. Mr. Berger was succeeded by Paris Panayiotopolous as President and Chief Executive Officer commencing January 1, 2016.

(2)	Mr. Fitzgerald resigned as Chief Financial Officer and Treasurer as of March 21, 2016, and as an employee on April 8, 2016. Manmeet S. Soni has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 21, 2016.

(3)	Mr. Duvall resigned as Chief Commercial Officer as of May 31, 2016.

(4)	Mr. DesRosier joined ARIAD on January 26, 2015, and resigned from ARIAD effective as of April 30, 2016.

Quick CD&A Reference Guide

Executive Summary	Section I

Components of Executive Compensation	Section II

Compensation Competitive Analysis	Section III

Executive Compensation Determinations	Section IV

Additional Compensation Practices and Policies	Section V

I. Executive Summary

BUSINESS OVERVIEW

ARIAD is an orphan oncology company focused on transforming the lives of cancer patients with breakthrough medicines. We are working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat orphan cancers.

We currently are commercializing or developing the following three products and product candidates:

•	Iclusig® (ponatinib) is our first approved cancer medicine, which we are commercializing in the United States, Europe and other areas for the treatment of certain patients with rare forms of leukemia

•	Brigatinib (AP26113) is our next most advanced drug candidate, which we are developing for the treatment of certain patients with a form of non-small cell lung cancer, or NSCLC

•	AP32788 is our most recent, internally discovered drug candidate, which we are developing for the treatment of patients with NSCLC with specific mutations in the EGFR or HER2 kinases

COMPANY PERFORMANCE HIGHLIGHTS

ARIAD has made significant progress in our business since the start of 2015:

•	We continued to expand commercial sales of our first approved cancer medicine, Iclusig, by doubling net product revenue to $112.5 million from the prior year. We also launched sales of Iclusig in Italy, Australia and Israel and entered into distribution agreements to expand global sales into Canada and Turkey

•	We secured non-dilutive funding through a royalty financing agreement with PDL BioPharma, Inc., or PDL

¡	Pursuant to the agreement, we received an upfront payment of $50 million and will receive an additional $50 million in July 2016, with an option to draw down additional funds

¡	In exchange for these payments, we agreed to pay PDL a mid-single digit royalty on future sales of Iclusig until PDL receives a fixed internal rate of return

¡	The non-dilutive funding from the PDL agreement allows us to accelerate the initiation of our front-line trial of brigatinib, which we announced in March 2016, and support initiatives to prepare for the launch of brigatinib in the United States and to continue to invest in our efforts to increase sales of Iclusig

•	We continued to advance our research and development pipeline.

¡	With our partner Otsuka, we filed for regulatory approval of Iclusig in Japan in early 2016

¡	We achieved full patient enrollment in our ALTA pivotal Phase 2 trial of brigatinib in ALK+ NSCLC, and, assuming favorable results, plan to file for regulatory approval in the United States in the third quarter of 2016, which could lead to potential approval and launch in early 2017

¡	We initiated two key clinical trials of Iclusig—the dose-ranging OPTIC trial, which is designed to provide important data regarding the efficacy and safety of Iclusig at doses lower than the currently approved dose; and the second-line OPTIC-2L trial, which, if approved for this indication, would significantly expand the patient population eligible to receive Iclusig

¡	We submitted an investigational new drug application, or IND, to the FDA for AP32788, our most recent internally discovered oncology drug candidate, which we are developing for the treatment of patients with NSCLC with specific mutations in the EGFR or HER2 kinases

STOCKHOLDER OUTREACH

At our 2015 annual meeting, approximately 56% of votes cast by our stockholders supported our say-on-pay proposal. This result was lower than we anticipated. As a result, we prioritized our stockholder engagement program. Following the 2015 annual meeting, we reached out to the majority of our top 20 stockholders and offered to discuss our executive compensation practices in detail. Our outreach efforts led to constructive conversations with the majority of our top 10 stockholders and almost 60% of our top 20 stockholders. These conversations allowed us to gain insight and outside perspective on our executive compensation program.

We also met with two leading proxy advisory firms to gather their perspectives.

Overall, the feedback we received from stockholders regarding our compensation program was overwhelmingly positive, particularly with respect to the design of our new CEO’s compensation package. However, our stockholders did express some areas of concern. The following chart summarizes our responses to the key areas of concern expressed by our stockholders.

What We Heard	What We Did
Compensation geared toward that of a bigger company— Our stockholders expressed concerns that our pay levels were reflective of a larger company and not our current size	Determined to give no merit increases in base salary for our executive officers for 2016, delivered 2016 long-term incentive equity awards at the 50th percentile of our 2016 peers, and negotiated appropriately-sized pay packages for our new CEO and CFO
Use of awards tied to appreciation in stock value—Our stockholders expressed a preference towards stock options and market-based awards	Re-introduced stock options and increased the relative TSR performance share component for our 2016 long-term incentive equity program
Insufficient disclosure of performance awards—More transparent disclosure would allow stockholders to more fully evaluate the performance-based awards	Enhanced disclosure in this year’s CD&A regarding the performance metrics and goals used to grant and evaluate long-term incentive equity awards
Alignment of program with the interests of long-term stockholders—Our stockholders expressed it was important that our program be aligned with long-term stockholder interests	Expanded our stock ownership guidelines to apply to all of our executive officers

KEY COMPENSATION DECISIONS AND OUTCOMES SINCE 2015

Our NEO compensation is based on clear, measurable goals related to Company and individual performance. The Compensation Committee sets performance objectives that are designed to be challenging but achievable. Annual performance awards and long-term equity incentive compensation levels are determined based on pre-determined, measurable corporate objectives and individual performance reviews. The Company’s performance shares, which comprise a higher percentage of long-term compensation relative to our peers, possess a second layer of objective metrics that must be achieved before realization.

At the beginning of each year, our Compensation Committee evaluates management’s progress towards each corporate objective for the prior year. Specific corporate objectives for 2015 are set forth in detail below in Part IV under the heading “Executive Compensation Determinations—Evaluation of Company Performance Against Corporate Objectives.” NEOs are further evaluated based on detailed self and peer evaluations, as well as the CEO’s review and evaluation of all of these assessments and overall evaluation of performance for each officer for the year. Performance ratings of each NEO are based on both achievement of these corporate objectives and these evaluations of individual performance, which our Compensation Committee uses to determine our executives’ annual performance awards, long-term equity incentive grants and base salary increases.

In addition, we have made the following important changes to our compensation program since the beginning of 2015:

•	Added relative TSR as a performance metric to our performance share grants

•	Decided to freeze 2016 base salaries for executive officers at 2015 levels

•	Added stock options to the long-term incentive vehicle mix and increased the relative TSR performance share component after discussions with several prominent stockholders

•	Awarded 2016 long-term incentive performance share awards for executive officers at the 50th percentile of our 2016 peer group

•	Strengthened and broadened stock ownership guidelines to now include all executive officers

•	Enhanced our CD&A disclosure to be more comprehensive and transparent, particularly with regard to performance targets and associated payouts

•	In April 2015, entered into a Retirement Agreement with Dr. Berger. Following Dr. Berger’s retirement, none of our executive employment agreements have:

¡	280G excise tax gross-ups

¡	single-trigger change-in-control provisions

•	In late 2015, entered into an employment agreement with Mr. Panayiotopoulos, our new CEO, which positions his pay appropriately to market levels while incorporating best practice features such as double-trigger change-in-control provisions and no excise tax gross-ups

¡	In connection with the receipt of his inducement equity awards, Mr. Panayiotopoulos agreed to purchase from the Company during the first 12 months of his employment, $500,000 worth of shares of the Company’s common stock, at a price per share equal to the closing price of the Company’s common stock on the applicable purchase date

•	In early 2016, entered into an employment agreement with Manmeet S. Soni, our new CFO, positioned competitively with the market. In line with the rest of the executive team, Mr. Soni’s agreement contains best practice features such as double-trigger change-in-control provisions and no excise tax gross-ups

Employment Agreements with CEO and CFO

Paris Panayiotopoulos was appointed President and CEO of the Company effective January 1, 2016. Mr. Panayiotopoulos’ employment agreement provides for a three-year term with the following compensation approved by the Compensation Committee, in consultation with its independent compensation consultant, Radford:

•	An annual base salary of $650,000;

•	An annual target bonus of 70% of his annual base salary;

•	A one-time make-whole payment of $500,000 in order to reimburse Mr. Panayiotopoulos for benefits he is forgoing from his former employer subject to clawback in the event Mr. Panayiotopoulos terminates his employment without good reason or the Company terminates his employment for cause within the first year of employment;

•	A one-time payment of $50,000 as a reimbursement for expenses incurred in connection with the commencement of his employment;

•	An inducement grant of 1,500,000 stock options vesting over four years and 200,000 service-based restricted stock units (“RSUs”) vesting over 18 months; and

•	Commencing in fiscal year 2017, Mr. Panayiotopoulos will be eligible to participate in the Company’s long-term incentive compensation plans on terms and conditions no less favorable than the Company’s other senior executive officers.

Manmeet S. Soni was appointed Executive Vice President, CFO and Treasurer of the Company effective March 21, 2016. Mr. Soni’s employment agreement provides for a three-year term with the following compensation approved by the Compensation Committee, in consultation with its independent compensation consultant, Radford:

•	An annual base salary of $475,000;

•	An annual target bonus of 50% of his annual base salary;

•	A one-time relocation bonus of $100,000 subject to clawback in the event that Mr. Soni terminates his employment within the first two years of employment other than on account of an uncured material breach of the Employment Agreement by the Company or at any time upon a for cause termination; and

•	An inducement grant of 550,000 stock options vesting over four years and 150,000 performance shares with the same relative TSR performance criteria and vesting as the 2016 performance shares granted to our other executive officers.

The Compensation Committee determined these terms were appropriate and fair given the experience and value Mr. Panayiotopoulos and Mr. Soni bring to the Company. Additionally, the Compensation Committee determined the one-time payments disclosed above were necessary and appropriate measures to attract Mr. Panayiotopoulos and Mr. Soni, and to reimburse them in part for their expenses related to joining the Company and pending near-term payments at their previous employers. Lastly, the Compensation Committee believes the equity components help to align their interests with those stockholders.

EXECUTIVE COMPENSATION PHILOSOPHY

Our compensation philosophy has three fundamental objectives:

•	We endeavor to attract and retain the best available executive talent to lead our Company, recognizing that we do so in a highly competitive environment.

•	We seek to motivate our executives to perform by placing a substantial portion of our executives’ compensation at-risk such that it may not be realized if Company and individual goals are not achieved. This includes long-term equity in the form of performance shares, restricted stock units, and the re-introduction of stock options to the mix. We consider this “pay-for-performance” philosophy to be central to our success to date and expect this to continue into the future.

•	We strive to align the interests of our executive officers with those of our stockholders. We do this not only by paying for performance aimed at enhancing shareholder value, but also by structuring a substantial portion of our executives’ compensation as long-term equity compensation. While we believe use of equity in long-term compensation promotes alignment with the interests of stockholders, we also carefully manage potential dilution from employee equity plans and encourage an appropriate level of executive officer equity stock holdings via stock ownership guidelines.

ALIGNMENT OF COMPENSATION COMPONENTS WITH COMPANY PERFORMANCE

Our compensation plan for our CEO and other NEOs, which we refer to as our Other NEOs, incorporates three primary sources: base salary, annual performance awards and long-term equity incentives. In 2015, executive pay packages continued to emphasize our pay-for-performance philosophy through a heavy reliance on annual performance awards and long-term equity incentives which are variable and highly performance-based.

Our pay mixes for 2015 are affected by two items worth noting. The first is for our CEO, Dr. Harvey Berger, who received only RSUs in 2015 pursuant to the terms of his Retirement Agreement. The second is the time-based stock option grant made to one NEO, Thomas J. DesRosier, Esq. in 2015 in connection with the commencement of his employment. Removing his option grant would effectively make the balance between RSUs and performance shares for our Other NEOs to be 50/50 in 2015.

Our Compensation Committee considers this mix of compensation elements to be critical in driving our “pay-for-performance” philosophy. As displayed in the graphics above, the vast majority of our executives’ compensation packages are delivered in either annual performance awards or long-term incentive compensation with value contingent on the achievement of specific performance targets, appreciation of our stock value, or both.

Structural Alignment of Pay with Performance

Our Compensation Committee is strongly committed to alignment of senior executive compensation with value creation for our stockholders:

•	Executive compensation is linked firmly to the financial and operational performance of our business. As shown in the above pie graphs, in 2015 our CEO and Other NEO pay was heavily weighted toward variable pay, with approximately 82% of CEO pay and 76% of Other NEO pay at-risk such that it may not be realized if Company and individual goals are not achieved. As was the case in the prior year, in 2015 equity awards included a material element of performance shares.

•	In 2015, we added a relative TSR performance goal as an additional metric to the performance shares granted to our Other NEOs, which is a minority practice among our peer group.

•	To further align executive and stockholder interests, we have broadened our stock ownership guidelines, which requires our CEO to hold common stock with a value of at least six times his base salary and Other NEOs to hold common stock with a value of at least one times his/her base salary. In addition, our new CEO, Mr. Panayiotopoulos agreed in connection with his employment to purchase from the Company during his first 12 months of his employment $500,000 worth of shares of the Company’s common stock, at a price per share equal to the closing price of the Company’s common stock on the applicable purchase date.

•	We focus executive attention on the financial and strategic objectives of our Company that we believe will produce long-term, sustainable shareholder value. To do so, we measure performance over the short and long-term, and in 2015 utilized the following mix of performance measures and vehicles:

Component	Vehicle	Performance Metrics in 2015 and 2016
Base Salary	Cash	n/a
Annual Performance Awards	Cash	• Corporate Objectives • Individual Performance
Long-Term Equity Awards	Performance Shares	• Research and Development Goals (2015 only) • Commercial Goals (2015 only) • Relative TSR
	Restricted Stock Units	n/a
	Stock Options (2016 only)	n/a

Realizable Pay Demonstrates Alignment

There has been significant volatility in our stock price over the past five years. It increased by 140% and 57% in 2011 and 2012, respectively. 2013 was a particularly volatile year, with a sharp stock price decline of almost 90% after the temporary suspension of marketing and distribution of Iclusig in the United States in the fall of 2013, followed by an increase of more than 150% from its price nadir by the end 2013. In 2014 and 2015, our stock has held steady with minimal variation. In aggregate, over the five years ended December 31, 2015, our annualized TSR was 23%.

The following chart compares our cumulative TSR over the last five years with both the total reported grant date fair value compensation of our CEO (disclosed pay the Summary Compensation Table from this filing* and our prior filings) and “realizable” CEO pay, which reflects cash plus the value of equity grants measured at year end:

*	CEO compensation in 2015 does not include severance and other payments provided to Dr. Berger pursuant to his Retirement Agreement

STRONG COMPENSATION GOVERNANCE AND PRACTICES

The following are characteristics of our compensation program that demonstrate its strong governance principles:

Best Practices We Employ	Practices We Avoid

✓ Pay is closely linked to performance through a mix of annual and long-term awards utilizing various individual and corporate objectives	× No single-trigger change in control provisions following the retirement of Dr. Berger

✓ Structure significant proportion of executive compensation from long-term equity incentive plan	× No tax gross-ups following the retirement of Dr. Berger

✓ Include relative TSR metric in performance-based equity. A minority of our current peers include a similar metric	× No hedging or pledging of shares

✓ Thoughtful structure our peer group, selecting other similarly sized biotech firms and conducting annual Compensation Committee review

✓ Utilize robust stock ownership guidelines CEO: 6x base salary Other Executive Officers: 1x base salary Directors: 5x annual cash compensation

✓ Incentive compensation “clawback” policy

✓ Our Compensation Committee is comprised entirely of independent directors

✓ Utilize an independent compensation consultant

✓ Engage directly with stockholders on executive compensation and governance issues

II. Components of Executive Compensation

Our compensation plan for our NEOs incorporates three primary sources: base salary, annual performance awards and long-term equity incentives. We emphasize variable, long-term, performance-based compensation for our most senior executives, in line with their level of responsibility for and impact on our results.

Type	Element	Performance Period	Objective	Performance measured and/or rewarded for 2015 and 2016
Fixed	Base Salary	Annual	Fixed pay, to recognize an individual’s role and responsibilities	Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations
Performance-based	Annual Bonus	Annual	Variable pay component, to reward achievement of annual financial, operating and individual pre-set goals	— Corporate Objectives — Individual Performance Metrics See “Annual Performance Award Compensation” below
Performance-based	Performance Shares	Long-Term	Supports the achievement of the Company’s three-year financial and strategic objectives	— Research and Development Goals (2015 only) — Commercial Goals (2015 only) — Relative TSR
Performance-based	Restricted Stock Units	Long-Term	Supports retention and the creation of long-term sustained shareholder value	Reviewed against market practice and the equity pool to ensure competitive delivery aligned with long-term share ownership
Performance-based	Stock options (2016)	Long-Term	Supports a focus on increasing share price over the long-term	Long-term stock price appreciation

BASE SALARY

Base salary is intended to provide a fair and competitive base level of compensation that reflects job function, organizational level, experience and tenure and sustained performance over time. On an annual basis, our executives are eligible for a salary increase. The amount of this increase, if any, is determined by our Compensation Committee, and recommended to our Board for approval in the case of our CEO. Any target salary increase is based on:

•	analysis of market compensation data;

•	demonstrated levels of core job competency and effective leadership;

•	performance in achieving key corporate and individual objectives established at the beginning of the previous year;

•	internal pay equity; and

•	the recommendation of the Committee’s independent compensation consultant.

The executive’s performance rating leads to the application of a performance multiplier, which, in conjunction with peer information, directly influences the actual salary adjustment. Adjustments to base salary levels typically are made in the first quarter of each year and are paid retroactively to January 1st of that year.

In 2015, the NEOs received an average base salary adjustment of 2.3%. As previously mentioned, due to several factors including Company performance, stockholder feedback, and market analysis, the Compensation Committee decided to freeze base salaries and give no merit increases to the NEOs for 2016.

Name	2014 Base	2015 Base	% Adjustment
Harvey J. Berger, M.D.(1)	$751,000	$751,000	0.00%
Timothy P. Clackson, Ph.D.	$493,000	$513,000	4.10%
Edward M. Fitzgerald	$466,000	$475,000	1.90%
Thomas J. DesRosier, Esq.	N/A	$485,000	N/A
Martin J. Duvall	$455,000	$470,000	3.30%
Average			2.30%

(1)	After the annual salary increases were approved in March 2015, Dr. Berger received a salary increase to $773,500 (3% increase), per the terms of his Retirement Agreement which is not reflected in the table.

VARIABLE AND PERFORMANCE-BASED COMPENSATION

We believe that one of the most important motivators for our executives is the opportunity to earn compensation greater than the established targets by exceeding applicable performance requirements. We accomplish this through a system of “performance multipliers” that reward exceptional performance at substantially higher levels than performance that merely meets requirements of the position.

Under our performance multiplier approach, the level of performance of each executive, in conjunction with the level of achievement of our corporate goals, directly influences such executive’s base salary, annual performance award and long-term equity incentive award relative to target awards. Our Compensation Committee established in 2013 the following performance multiplier scale, for purposes of our NEO’s compensation. In 2015, our average NEO performance rating was 3.6, generally resulting in below target (100%) awards.

Performance	Annual Performance Award Factor	Long-term Equity Incentive Factor
Outstanding (5.0)	200%	160%
(4.5)	150%	130%
Exceeds Requirements (4.0)	100%	100%
(3.5)	75%	85%
Meets Requirements (3.0)	50%	50%
Below Meets Requirements (< 3.0)	0%	0%

ANNUAL PERFORMANCE AWARD COMPENSATION

Annual performance awards are intended to reward our executive officers for achievement of corporate, individual and key leadership and management objectives on an annual basis. Our Compensation Committee annually establishes target annual performance awards for different tiers of executives, which are expressed as a percentage of base salary. These target awards are then adjusted for each executive through the application of a performance multiplier based on the individual executive’s performance rating for the year.

Annual performance awards to our NEOs for 2015 performance were paid in cash and were established in accordance with the annual performance targets for all our executives. Targeted annual awards for 2015 and 2016 were as follows:

Name	2015 Target Annual Awards	2016 Target Annual Awards
	(as a % of base salary)
Harvey J. Berger, M.D.	85%	—
Timothy P. Clackson, Ph.D.	50%	50%
Edward M. Fitzgerald	50%	—
Martin J. Duvall	50%	50%
Thomas J. DesRosier, Esq.	50%	50%
Paris Panayiotopoulos	—	70%
Manmeet S. Soni	—	50%

2015 Results

In early 2016 our CEO and Other NEOs were awarded annual performance awards in connection with meeting their 2015 performance objectives described above, as well as an evaluation of their individual performance. Annual performance awards are set at an annual target percentage of salary.

Name	2015 Target Annual Awards (as a % of Base Salary)	Performance Factor	Actual Target Percentage	Actual Award
Harvey J. Berger, M.D.	85%	3.5	75%	$493,106
Timothy P. Clackson, Ph.D.	50%	3.5	75%	$192,000
Edward M. Fitzgerald	50%	3.5	75%	$178,000
Martin J. Duvall	50%	3.5	75%	$176,000
Thomas J. DesRosier, Esq.	50%	4.0	100%	$223,000

LONG-TERM EQUITY INCENTIVE COMPENSATION

Long-term equity incentive awards are intended to reward our executive officers for achievement of corporate, individual and key leadership and management objectives. In addition, such awards are intended to align the interests of all of our executive officers with those of our stockholders, promote progress toward achieving our long-term strategy and assist in long-term retention of our executive officers. As such, long-term equity incentive awards for our executive officers are made in the form of performance shares, restricted stock units and/or stock options.

Performance shares are earned on the achievement of one or more key corporate objectives or metrics and, once achieved, are subject in certain cases to further time-based vesting to promote retention. Our restricted stock units generally vest annually over three years, and our stock options generally vest over four years.

Based on 2014 performance assessments, our Compensation Committee awarded the following equity grants to our executives in April 2015:

Name	Performance Shares at Target (#)	Restricted Stock Units (#)
Harvey J. Berger, M.D.	—	345,000
Timothy P. Clackson, Ph.D.	75,100	70,200
Edward M. Fitzgerald	75,100	54,000
Martin J. Duvall	75,100	54,000
Thomas J. DesRosier, Esq.(1)	—	—

(1)	Mr. DesRosier joined the Company in January 2015 and, per his employment agreement, received a stock option to purchase 130,000 shares and 110,000 RSUs.

In April 2015, Dr. Berger entered into a Retirement Agreement with the Company pursuant to which Dr. Berger was granted restricted stock units with respect to 345,000 shares of common stock, which vested upon his retirement on December 31, 2015. For more details regarding Dr. Berger’s Retirement Agreement, see the subsection of this filing captioned “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table—Dr. Berger’s Retirement Agreement.”

2015 Performance Shares

For the performance shares granted in early 2015, the number of shares earned ranged from 0% to 160% of the target amount, with the actual number of shares earned and the vesting schedule varying depending on the degree of achievement of the various goals. Based upon the Company’s strategic imperatives for 2015, our Compensation Committee determined that the most appropriate performance share structure would continue to balance the underlying pillars of the business—commercial and R&D. In addition, our Compensation Committee determined to further align executive pay directly with shareholder returns through the introduction of a relative TSR metric. For 2015, our Compensation Committee continued to utilize an equity model that targets approximately 50% of long-term equity incentives in the form of performance shares.

The R&D goal focused on the achievement of 50% enrollment in the OPTIC-2L randomized second line trial of Iclusig vs. nilotinib, as a means to further potential market opportunity for Iclusig, to be achieved no later than June 30, 2018.

The Commercial goal was based on fiscal year 2015 Iclusig revenue, as a means to emphasize the importance of executing on Iclusig product sales to lay the foundation for future commercial success. The target (100%) payout for the award was directly aligned with the Company’s initial 2015 financial guidance of $130 to $140 million of net product revenues. Threshold performance for the award was $115 million (earning 50% of target payout) with stretch performance defined as revenue in excess of $140 million (earning 160% of target payout). Despite lower revenue guidance in December 2015 and final 2015 Iclusig revenue at less than the threshold target, the Compensation Committee did not adjust revenue targets for these performance shares. As such, and as certified by the Compensation Committee in February 2016, the revenue target was not achieved and none of these shares were earned.

The relative TSR goal is designed to ensure that executives have direct alignment with ARIAD’s stock price performance, in comparison to the broader industry’s stock performance. ARIAD’s stock price performance will be measured against component companies in the NASDAQ Biotechnology Index, which is the life sciences index most highly correlated with ARIAD, and a frequent index used for this type of program structure. The payouts of this objective are described in more detail below.

The objectives of the 2015 performance shares are set forth below:

Metric	Weighting	Performance Period End Date	Vesting
R&D Goal: Clinical Trial Enrollment	40%	6/30/2018	50-100% at achievement; any remainder at first anniversary
Commercial Goal: 2015 Global Product Revenue	40%	12/31/2015	34% at achievement; 33% at first and second anniversary
Relative TSR for 2015-2017	20%	12/31/2017	100% at achievement

Payouts for the relative TSR metric against the components of the NASDAQ Biotechnology Index are set forth below:

75th	160%
62nd	130%
50th	100%
38th	85%
25th	50%
< 25th	0%

History of Performance Shares at ARIAD

Performance-based equity has been a mainstay in the ARIAD executive officer compensation program since 2011. Given the various growth stages our Company has gone through over the past five years, our performance metrics have evolved accordingly. As indicated in the chart below, the Compensation Committee has thoughtfully and appropriately changed the performance measures over time to motivate executives to pursue strategic and financial objectives:

2011	2012	2013	2014	2015	2016
FDA approval of Iclusig and European Medicines Agency (“EMA”) approval of Iclusig		R&D Goal: Clinical Trial Enrollment	• R&D Goal: Clinical Trial Enrollment • Commercial Goal: Two-Year Cumulative Revenue	• R&D Goal: Clinical Trial Enrollment • Commercial Goal: One-Year Revenue • Three-Year Relative TSR	• Three-Year Relative TSR

The following is a summary of these performance share awards and their corresponding performance objectives and status of achievement:

Year	Performance Objective	Status of Achievement
2011	• Approval of Iclusig by FDA by December 31, 2016	• Achieved at 100% of target in 2012
2012	• Approval of Iclusig by European Medicines Agency (“EMA”) by December 31, 2016	• Achieved at 160% of target in 2013
2013	• Full patient enrollment in a new pivotal registration trial for a new indication of an ARIAD product by December 31, 2016	• Achieved at 100% of target in 2015 upon full enrollment of the Phase 2 ALTA trial for brigatinib
2014	• 50% enrollment in the OPTIC trial by September 30, 2017	• Pending (at 0% to 130% of target, subject to timing of achievement)
	• Two-year cumulative product revenue target for 2014 and 2015	• Achieved at 100% of target in 2016
2015	• 50% enrollment in the OPTIC-2L trial by June 30, 2018	• Pending (at 0% to 160% of target, subject to timing of achievement)
	• One-year product revenue target for 2015	• Not achieved
	• Three-year relative TSR for 2015- 2017	• Pending (at 0% to 160% of target, subject to percentile achievement)
2016	• Three-year relative TSR for 2016- 2018	• Pending (at 0% to 160% of target, subject to percentile achievement)

2013 Performance Shares

Based on the Company’s strategic objectives in 2013, our Compensation Committee believed it was important to balance the continued advancement of promising development candidates with ongoing drug discovery. To that end, our Compensation Committee established a performance share program based on the achievement of full patient enrollment in a pivotal registration trial for a new indication of any ARIAD product, excluding the Phase 3 EPIC trial for Iclusig (which was already underway), no later than December 31, 2016.

The characteristics of the 2013 performance shares are set forth below. At the time of grant, these awards could have paid out between 0% to 160% of the target amount based on pre-determined performance thresholds. This performance goal was certified as having been achieved in September 2015, upon full enrollment of the Phase 2 ALTA trial for brigatinib, resulting in the shares being earned at the 100% level.

Metric	Weighting	Performance Period End Date	Vesting
R&D Goal: Clinical Trial Enrollment	100%	12/31/16	50-100% at achievement; any remainder at first anniversary

2014 Performance Shares

Consistent with ARIAD’s strategic goals for 2014, our Compensation Committee introduced a commercially oriented metric to emphasize the importance of commercial execution, while being directly responsive to follow-up actions stemming from FDA discussions. The commercial objective consisted of a two-year cumulative revenue goal from Iclusig sales for fiscal years 2014 and 2015, which was structured in this manner due to a high degree of uncertainty with respect to the proximity to product re-launch, potential market reaction stemming from FDA action taken in 2013 and reimbursement and revenue recognition timing.

The target (100%) payout for the award was directly linked to two-year cumulative 2014 and 2015 net product revenues of between $155 million and less than $175 million of net product revenues. Threshold performance for the award was $125 million (earning 50% of target payout), with stretch performance defined as revenue in excess of $205 million (earning 160% of target payout). Based on actual net product revenue performance of $55.7 million in 2014 and $112.5 million in 2015 (cumulatively $168.2 million), and as certified by the Compensation Committee in February 2016, the revenue target was achieved at the target (100%) level.

Based on the continued importance of R&D progress to both ARIAD and its stockholders, our Compensation Committee also incorporated an R&D metric in its 2014 performance shares: enrollment of 50% of patients in our OPTIC dose-ranging trial, which is an FDA required clinical trial of Iclusig as part of post-marketing requirements, to be completed no later than September 30, 2017.

The characteristics of the 2014 performance shares are set forth below. Each metric may pay out between 0% to 160% of the target amount based on pre-determined performance thresholds. Because the R&D milestone had not been achieved by March 31, 2016, the 160% payout is no longer achievable.

Metric	Weighting	Performance Period End Date	Vesting
R&D Goal: Clinical Trial Enrollment	50%	09/30/17	50% at achievement; 50% at first anniversary
Commercial Goal: Two-Year Cumulative Global Revenue	50%	12/31/15	50% at achievement; 50% at first anniversary

BENEFITS AND PERQUISITES

ARIAD provides executive perquisites in line with our peers, which are offered to help attract and retain our executive officers. In addition to general benefits offered to all other salaried employees, we provide our executive officers with supplemental long-term disability insurance and long-term care insurance, tax return preparation services and an auto allowance in accordance with their employment agreements. These were the only perquisites we provided to our executive officers during 2015. Perquisites represent less than 1% of each NEO’s total compensation as set forth in the Summary Compensation Table in this filing.

III. Benchmarking for Executive Compensation Components

EXECUTIVE PERFORMANCE REVIEWS

Our Compensation Committee annually reviews the performance of our CEO and reviews and recommends his compensation for approval by the Board. The Compensation Committee also annually reviews the assessment of performance of our other executive officers conducted by our CEO and reviews and approves their compensation in consultation with our CEO. While our Compensation Committee has ultimate authority and responsibility for approving all executive officer compensation, other than our CEO’s compensation, which the Board approves, our CEO plays an active role in such decisions, except with respect to his own compensation where he participates in neither the deliberations nor the decision.

Corporate Objectives

At the beginning of each year, the executive leadership team of the Company establishes annual corporate objectives, which are reviewed and discussed with the Compensation Committee and the Board and form the basis for our annual operating plan. The status of our corporate objectives, as well as our performance relative to our operating plan, are reviewed and discussed with the Board regularly during the year. Based on the annual corporate objectives and the associated operating plan, each officer is responsible for developing plans and managing key initiatives and activities designed to achieve our objectives.

Performance Reviews of our CEO

The Compensation Committee undertakes a comprehensive review of our CEO’s overall performance based on its evaluation of the Company’s performance against its corporate objectives, the CEO’s individual contributions to achievement of key objectives, his strategic leadership of the Company and his demonstration of the Company’s vision and corporate values, including a commitment to building shareholder value. Based on this comprehensive review, the Compensation Committee assigns a performance rating. Performance ratings can range from “unsatisfactory” to “meets requirements” to “exceeds requirements” to “outstanding.” The performance rating is then used to determine the performance multiplier applicable to our CEO, which forms the basis for any increases in salary, and for any annual performance awards and long-term equity incentive awards. The Compensation Committee makes these determinations in executive session and then makes recommendations to the Board for subsequent approval.

Performance Reviews of our Other NEOs

Generally, at the end of each year, each of our executive officers is evaluated based on:

•	A detailed self-assessment of performance relative to the established corporate and individual objectives, as well as to key leadership and management measures described below

•	A confidential evaluation by several peers, subordinates and in some instances, external colleagues, selected by our CEO

•	CEO review and evaluation of all of these assessments and overall evaluation of performance for each executive officer for the year

¡	Our CEO’s evaluation takes into account judgment regarding the Company’s overall progress, each executive officer’s contribution to the achievement of corporate objectives, his or her achievement of individual objectives and his or her performance in relation to leadership and management measures

The level of corporate performance is also used by our CEO to guide his recommendations to the Compensation Committee regarding each executive officer’s performance rating. As part of this process, the Compensation Committee, with input from our CEO, reviews the overall performance of the Company relative to the key corporate objectives established at the beginning of the year. The corporate performance assessment, along with the assessments made by our CEO regarding the individual officers, forms the basis for the decisions regarding the individual’s performance rating. Performance is rated using the same performance scale as for our CEO.

Additional Factors

In addition to an evaluation of the level of achievement of our corporate and certain individual objectives, each executive officer is evaluated as to key leadership and management measures, including:

•	Contribution to the management team and development and application of leadership skills reflective and supportive of our corporate values, vision and mission

•	Ability to attract, hire, manage, retain and motivate talent in support of the achievement of our objectives

•	Management of his or her functions and responsibilities within established financial budgets and forecasts

•	Management of regulatory compliance requirements related to his or her responsibilities

PEER GROUP SELECTION

The Company draws on a pool of executive talent that is highly sought after by similarly situated biotechnology companies, as well as larger pharmaceutical and biotechnology companies from which we frequently recruit, both within and outside our geographic area. We believe that the compensation practices of our peer group provide useful information to help us compete in this arena.

Each year, the Compensation Committee works closely with its independent compensation consultant, Radford, and with our management to review and update a comparator group of companies considered to be our peer group to ensure its continued relevance as ARIAD evolves as a company. The Compensation Committee also reviews broader life science industry data to further inform its decisions. With Radford’s assistance, our Compensation Committee uses two primary market frames of reference (which we collectively refer to as the “market”) against which to compare the Company’s executive compensation practices, as follows:

•	Select Peer Group—A select group of national biotechnology companies at a similar stage of development as the Company, with similar headcount, market capitalization, short- and long-term growth objectives and similar therapeutic targets.

•	Radford Global Life Sciences Survey—A size-appropriate cut of a national survey of executive compensation levels and practices that covers approximately 60 executive positions in over 600 multinational life sciences organizations.

Our Compensation Committee reviews composite market data synthesized by Radford from these two groups showing levels of cash, equity and total compensation for all comparable officers relative to the elements of compensation paid to our officers.

In October 2014, our Compensation Committee met with Radford to discuss whether the selection criteria should be revised for 2015 and which companies should be added and dropped as peer companies. The Compensation Committee used the following selection criteria:

•	public companies in the biopharmaceutical industry with at least one commercial product

•	annual revenues generally less than $500 million

•	market capitalization of $550 million to $3.5 billion (1/3 to 3 times ARIAD’s value at the time of our review)

•	headcount of 100 to 1,200 (1/3 to 3 times that of ARIAD at the time of our review)

Our 2015 peer group consisted of the following 19 companies (bolded companies were added to the peer group from 2014)*. This was the peer group used for our compensation decisions made in 2015 with respect to 2015 long-term equity incentive grants and salary increases.

Acorda Therapeutics, Inc.	ImmunoGen, Inc.	Pacira Pharmaceuticals, Inc.
Aegerion Pharmaceuticals, Inc.	INSYS Therapeutics, Inc.	Questcor Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Auxilium Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc. (formerly Isis)	Spectrum Pharmaceuticals, Inc.
Avanir Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.	The Medicines Company
Dyax Corp.	Nektar Therapeutics
Halozyme Therapeutics, Inc.	NPS Pharmaceuticals, Inc.

* The following companies were removed from the peer group: Exelixis, Medivation, Santarus, Theravance, ViroPharma, and VIVUS.

The following table shows how we compare to the companies in our 2015 peer group, based on median values at the time of the review:

	Headcount	Market Cap	Revenue
19 Named Peers	308	$1.3B	$141M
ARIAD	307	$1.1B	$49M
ARIAD percentile rank	50th	29th	13th

In September 2015, our Compensation Committee met with Radford to discuss whether the selection criteria should be revised for 2016 and which companies should be added and dropped as peer companies. The Compensation Committee used the following selection criteria:

•	public companies in the biopharmaceutical industry with at least one commercial product

•	annual revenues generally less than $750 million

•	market capitalization of $570 million to $5.2 billion (1/3 to 3 times ARIAD’s value at the time of our review)

•	headcount of 125 to 1,200 (1/3 to 3 times that of ARIAD at the time of our review)

Our 2016 peer group consists of the following 19 companies (bolded companies were added to the peer group from 2015)*. This was the peer group used for our compensation decisions made in 2016 with respect to 2016 long-term equity incentive grants (as there were no salary increases for our executive officers).

Acorda Therapeutics, Inc.	ImmunoGen, Inc.	Raptor Pharmaceuticals, Inc.
Aegerion Pharmaceuticals, Inc.	INSYS Therapeutics, Inc.	Repligen Corporation
AMAG Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Arena Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc. (formerly Isis)	Tesaro Inc.
Dyax Corp.	Momenta Pharmaceuticals, Inc.	The Medicines Company
Exelixis, Inc.	Nektar Therapeutics
Halozyme Therapeutics, Inc.	Pacira Pharmaceuticals, Inc.

* The following companies were removed from the peer group: Auxilium, Avanir, NPS, Questcor, and Spectrum.

The following table shows how we compare to the companies in our 2016 peer group, based on median values at the time of review:

	Headcount	Market Cap	Revenue
19 Named Peers	307	$1.6B	$91M
ARIAD	379	$1.7B	$118M
ARIAD percentile rank	61st	52nd	51st

BENCHMARKING TO THE MARKET

Our Compensation Committee annually establishes a benchmark for our executive compensation packages relative to other companies in our market. This benchmark is expressed as a “percentile of the market.” For 2015, the Compensation Committee provided a range, targeted at the 50th to 75th percentile of the market, with an expectation of above-median performance for above-median compensation. The range allows for flexibility, rather than fixating on one singular point. The Compensation Committee recognizes the very competitive market for executive talent in our industry, and the importance of attracting and retaining strong talent as our business continues to evolve. This positioning on compensation is intended to keep ARIAD competitive while strongly incentivizing performance and appropriately controlling executive compensation cost.

The compensation benchmark is not intended to set a ceiling or a floor on any executive’s compensation. Instead, the actual value received by an executive in a given year may fluctuate above or below this level. The target long-term equity incentive awards for each officer are based on recommendations by Radford, taking into consideration the value of equity-based awards and total compensation of executives of peer companies in addition to an assessment of Company performance and application of the philosophy framework in the current year grant cycle.

IV. Executive Compensation Determinations

EVALUATION OF COMPANY PERFORMANCE AGAINST CORPORATE OBJECTIVES

Since the beginning of 2015, the Company has achieved or made substantial progress on its major corporate objectives. The Company’s principal corporate objectives and achievement against them, which were considered in determining 2015 annual incentive payments and 2016 long-term equity incentive grants and salary increases, are set forth below:

2015 Performance Objective	Significant Achievements Against Objective

Achieve global product sales and corporate financial targets

•      Generated Iclusig net product revenue of $112.5 million, doubling prior year revenue

•      Launched sales of Iclusig in Italy, Australia and Israel and entered into distribution agreements to expand global sales into Canada and Turkey

•      Secured non-dilutive funding through a royalty financing agreement with PDL, under which we received $50 million upon signing and will receive an additional $50 million in July 2016, with an option to draw down additional funds

Expand the market for Iclusig by further improving its benefit/risk profile and developing new or expanded indications

•      Initiated the dose-ranging OPTIC trial, which is designed to provide important data regarding the efficacy and safety of Iclusig at doses lower than the currently approved dose, and is expected to inform the optimal use of Iclusig in patients with refractory, chronic-phase CML

•      Initiated the second-line OPTIC-2L trial, a randomized Phase 3 trial of Iclusig vs. nilotinib in second-line patients with chronic phase CML, which, if approved for this indication, would significantly expand the patient population eligible to receive Iclusig

•      Led the preparation of the new drug application for Iclusig in Japan in patients with resistant and intolerant CML and Ph+ ALL, which was submitted by Otsuka in early 2016

Further develop and maximize the value of brigatinib

•      Completed full patient enrollment in the Phase 2 ALTA trial

•      Continued interactions with the FDA and preparations for an NDA submission for brigatinib, which is expected in the third quarter of 2016

•      Finalized preparations and the protocol for the launch of a new Phase 3 trial of brigatinib in first-line patients, which we announced in April 2016

Broaden our portfolio of products and product candidates

•      Conducted pre-clinical studies in support of and filed an IND application for AP32788, our most recent, internally-discovered drug candidate that we are developing for the treatment of patients with NSCLC with specific mutations in the EGFR or HER2 kinases

•      Continued to provide assistance to Medinol in support of its registrational clinical trials of ridaforolimus-eluting stents

•      Substantially upgraded our technology and informatics infrastructure to position the company for future, multi-program drug discovery capabilities

For 2014, the Company successfully achieved all of its major corporate objectives. The Company’s principal corporate objectives for 2014 and achievement against them, which were considered in determining 2015 long-term equity incentive grants and salary increases, are set forth below:

2014 Performance Objective	Significant Achievements Against Objective

Manage Iclusig commercial growth

•      Generated Iclusig net product revenue of $55.7 million; on track to meet Iclusig two-year revenue goals

•      Rebuilt and re-trained our U.S. commercial and medical affairs teams and successfully re-launched Iclusig in January 2014

•      Secured Iclusig commercial partners/distributors for Japan, Central and Eastern Europe (“CEE”), Australia and Israel and progressed clinical and regulatory development activities in Japan, Australia and Canada

•      Advanced pricing and reimbursement negotiations across Europe with successful coverage decisions in several countries

Expand Iclusig market opportunities

•      Timely executed on U.S. and European Union (“EU”) post-marketing requirements

•      Received positive outcome from European Pharmacovigilance Risk Assessment Committee (“PRAC”) review of Iclusig with no changes to previously approved indications

•      Presented proof-of-concept clinical trial data of Iclusig in adult patients with refractory metastatic and/or unresectable gastrointestinal stromal tumors (“GIST”); initiated or re-opened multiple investigator sponsor trials in various cancers, including RET driven NSCLC

Advance clinical development of brigatinib (AP26113)

•      Initiated pivotal ‘ALTA’ trial of brigatinib in patients with locally advanced or metastatic NSCLC who were previously treated with crizotinib

•      Received FDA Breakthrough Therapy designation for brigatinib

Build and progress pipeline candidates

•      Nominated AP32788, a novel TKI targeting NSCLC, for clinical development

•      Provided regulatory and manufacturing assistance to Medinol in support of two registrational clinical trials initiated by Medinol in 2014 related to its development of ridaforolimus-eluting stents

Disciplined management of global operations

•      Managed results of operations consistent with our operating plan and budget

•      Relocated European headquarters on time and within budget

•      Executed Iclusig partnership strategy in Japan/Asia, Australia, CEE and Israel

•      Developed brigatinib partnering strategy

•      Strengthened our balance sheet via a $200 million convertible debt issuance and non-dilutive funding from two license transactions

Implement programs, processes and systems	• Successfully implemented or upgraded key systems and processes to support re-launch of Iclusig in the U.S. and expansion in Europe

2015 INDIVIDUAL PERFORMANCE EVALUATIONS

As described above, in early 2016 our Compensation Committee made decisions regarding 2015 annual performance awards and, in the case of our Other NEOs, 2016 salary increases and 2016 grants of long-term equity incentive awards, in each case based on 2015 performance. The Compensation Committee, and the Board in the case of our CEO, determined the performance rating of each executive officer based on his or her contribution to the achievement of our key corporate objectives for 2015, as well as each officer’s performance in relation to individual goals and leadership and management measures. Based on these criteria, the following compensation determinations were made:

Dr. Berger’s Performance Assessment

Our CEO’s salary increase and long-term equity incentive awards in 2015 were granted in connection with the entry into his Retirement Agreement. Under the Retirement Agreement, Dr. Berger was also eligible to receive an annual cash bonus award for his performance in 2015, which he was awarded based predominantly on the Company’s achievement of the above-described key corporate accomplishments for 2015. These achievements included doubling Iclusig net product sales from the prior year, launching two new clinical trials of Iclusig, successfully completing enrollment in our brigatinib pivotal clinical trial and advancing our next internally-discovered oncology drug candidate into clinical development. Based on the above, Dr. Berger’s performance was rated at 3.5 out of 5.0 on our performance scale, or between meeting and exceeding requirements.

Dr. Clackson’s Performance Assessment

Dr. Clackson, as President of Research and Development and Chief Scientific Officer, continued to have broad responsibilities for the management of our business, including leading our discovery research, preclinical development, clinical development, medical affairs, manufacturing and program and alliance management. Based on his contributions to the achievement of our corporate objectives for 2015, including launching two new clinical trials of Iclusig, successfully completing enrollment in our brigatinib pivotal clinical trial and advancing our next internally-discovered oncology drug candidate into clinical development, as well as his performance in relation to individual objectives and leadership and management standards, Dr. Clackson’s performance was rated at 3.5 out of 5.0 on our performance scale, or between meeting and exceeding requirements.

Mr. Fitzgerald’s Performance Assessment

Mr. Fitzgerald, as Executive Vice President and Chief Financial Officer, continued to have broad responsibilities for many aspects of our operations and business. These included managing all financial aspects of our business, leading the planning and implementation of key systems necessary to support the needs of our business, managing significant initiatives that provided additional funding for our programs and effectively managing our spending in support of our key corporate objectives. Based on his contributions to the achievement of our corporate objectives for 2015, including contributing to our receipt of non-dilutive funding through a royalty financing agreement with PDL, successfully managing the finances of the business such that results of operations were in line with our final budget, as well as his performance in relation to individual objectives and leadership and management standards, Mr. Fitzgerald’s performance was rated at 3.5 out of 5.0 on our performance scale, or between meeting and exceeding requirements.

Mr. Duvall’s Performance Assessment

Mr. Duvall, as Executive Vice President and Chief Commercial Officer, continued to have responsibilities for the management of our commercial business on a global basis. Based on his contributions to the achievement of our corporate objectives for 2015, including doubling net product sales of Iclusig compared to the prior year, launching sales of Iclusig in Italy, Australia and Israel and entering into distribution agreements to expand global sales into Canada and Turkey, as well as his performance in relation to individual objectives and leadership and management standards, Mr. Duvall’s performance was rated at 3.5 out of 5.0 on our performance scale, or between meeting and exceeding requirements.

Mr. DesRosier’s Performance Assessment

Mr. DesRosier joined the company as our Executive Vice President, Chief Legal and Administrative Officer and Secretary in January 2015, with responsibility for management of all of our legal, human resources, information technology and other administrative functions. Based on his contributions to the achievement of our corporate objectives for 2015, including supporting the business in doubling Iclusig net product sales from the prior year, launching two new clinical trials of Iclusig, and working closely with the Board on Dr. Berger’s Retirement Agreement, the search for a new CEO and the employment agreements for our new CEO and new CFO, Mr. DesRosier’s performance was rated at 4.0 out of 5.0 on our performance scale, or exceeding requirements.

LOOKING FORWARD: 2016 BASE SALARIES, ANNUAL BONUSES, AND LONG-TERM EQUITY INCENTIVE AWARDS

The above corporate and individual performance assessments for 2015 played a substantial part in determining salary, bonus targets, and equity awards for 2016. The Compensation Committee considers a range of factors, including the executive’s level of experience, scope of position, individual performance and Company constraints.

2016 Base Salaries

As previously discussed, due to several factors including company performance, stockholder feedback, and market analysis, the Compensation Committee decided to freeze base salaries and give no merit increases to the NEOs for 2016.

2016 Annual Target Bonuses for Annual Performance Awards

For 2016, annual target bonuses, as a percentage of base salary, remained equal to 2015 targets for all incumbent executives. For Paris Panayiotopoulos and Manmeet S. Soni, our new CEO and CFO, respectively, their 2016 annual target bonuses were set as part of their employment agreements at the time of hiring. The actual payout of the 2016 annual performance awards may be above or below target based on the achievement of progress towards our corporate objectives, which are based on 2016 global net product revenues for Iclusig, filing for regulatory approval and launch preparedness for brigatinib, and enrollment targets in our ALTA, OPTIC and OPTIC-2L trials, as well as individual goals.

The targets for our NEOs are as follows:

Name	2016 Target Annual Awards
(as a % of base salary)
Paris Panayiotopoulos	70%
Timothy P. Clackson, Ph.D.	50%
Martin J. Duvall	50%
Thomas J. DesRosier	50%
Manmeet S. Soni	50%

2016 Equity Awards

For 2016, the Compensation Committee, with the guidance of Radford analysis as well as the input of stockholders, determined to amend the mix of long-term equity awards through the re-introduction of stock options. The new long-term incentive mix utilized for 2016 grants was:

•	Stock options (50%)

•	Restricted stock units (30%)

•	Performance shares (20%)

Based on the corporate and individual performance ratings discussed above, in March 2016, the Compensation Committee approved the following long-term equity incentive awards for our NEOs, each as shown in the table below.

Name	Performance Shares at Target (#)	Restricted Stock Units(1) (#)	Stock Options(1) (#)
Timothy P. Clackson, Ph.D.	29,700	26,180	87,125
Edward M. Fitzgerald(2)	29,700	26,180	87,125
Martin J. Duvall(2)	29,700	26,180	87,125
Thomas J. DesRosier, Esq.(2)	29,700	30,800	102,500

(1)	Restricted stock units vest in equal annual installments over three years and stock options vest in equal annual installments over four years.

(2)	All of these awards terminated in connection with the NEO’s resignation from the Company in 2016.

For Paris Panayiotopoulos, our new CEO, his employment agreement included inducement grants awarded in connection with his commencement of employment in January 2016 of 1,500,000 stock options vesting over four years and 200,000 service-based RSUs vesting over 18 months. He will be eligible to receive long-term equity incentive awards commencing in fiscal year 2017. For Manmeet S. Soni, our new CFO, his employment agreement included inducement grants awarded in connection with his commencement of employment in March 2016 of 550,000 stock options vesting over four years and 150,000 performance shares that will be earned based on the relative total shareholder return of the Company’s stock price compared to component companies in the NASDAQ Biotechnology Index over a three year period ending December 31, 2018.

In early 2016, the Compensation Committee awarded new performance share grants, wherein these awards would solely focus on relative TSR as measured over a three-year period compared to component companies of the NASDAQ Biotechnology Index, which is the life sciences index most highly correlated with ARIAD, and a frequent index used for this type of program structure. As with the 2015 program design, ARIAD TSR performance will be measured in comparison to component companies of the NASDAQ Biotechnology Index.

The payout schedule will be as follows:

75th	160%
62nd	130%
50th	100%
38th	85%
25th	50%
< 25th	0%

V. Other Considerations

STOCK OWNERSHIP GUIDELINES

We have adopted stock ownership guidelines for our executives and non-employee directors. The guideline for our CEO is ownership of our common stock with a value of at least six times his base salary, and for other executive officers is at least one times their respective base salary. The guideline for non-employee directors is five times their annual cash compensation.

RECOUPMENT POLICY

We adopted an Incentive Compensation Recoupment Policy effective as of January 1, 2015. The recoupment (or “clawback”) policy provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers in instances of material violations of law or a written Company policy by an executive officer, or by a subordinate employee if the executive failed to supervise the subordinate, if the misconduct caused significant financial harm to the Company.

This clawback policy goes beyond current and expected regulatory requirements and is based on principles that were jointly developed by six major pharmaceutical companies and 13 institutional investors as a best practice corporate governance strategy that seek to strengthen board risk oversight and preserve long-term shareholder value.

The policy can be found on the Investors section of our website at http://investor.ariad.com under the heading “Corporate Governance.” See the section of this filing captioned “Corporate Governance—Compensation Practices and Policies Relating to Risk Management” for more details.

HEDGING TRANSACTIONS, PLEDGES OF STOCK AND INSIDER TRADING POLICY

Our policies expressly prohibit our employees and directors from:

•	Engaging in hedging transactions such as buying or selling puts and calls on ARIAD stock

•	Purchasing ARIAD stock on margin and pledging our stock as collateral

•	Purchasing or selling ARIAD securities while in possession of material, non-public information or otherwise using such information for their personal benefit

We encourage our executives and directors to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 promulgated under the Exchange Act when they desire to prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates, as well as to satisfy tax obligations upon vesting of RSUs and performance shares.

EMPLOYMENT AGREEMENTS AND POTENTIAL SEVERANCE AND CHANGE OF CONTROL

We have entered into employment agreements with our NEOs. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances other than for “cause,” including in connection with a “change in control.” See the subsection “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2015” table below for a description of the agreement terms impacting current compensation and “Potential Payments upon Termination or Change in Control” below for a description of applicable severance and change in control benefits.

The Compensation Committee believes that change in control and severance arrangements are important parts of the overall compensation program for our NEOs. Change in control provisions help to secure the continued employment and dedication of our executive officers, to reduce any concern that they might have regarding their own continued employment prior to or following a change in control, and to promote a continuity of management during a corporate transaction. Severance arrangements are used primarily to attract, retain and motivate individuals with the requisite experience and ability to drive our success. Severance arrangements also serve, in part, as consideration to secure commitments from our executive officers not to compete with us after termination of their employment.

Effective April 2010, our Compensation Committee adopted a policy that restricts our Company from entering into any future agreement that provides an executive officer with a severance payment following a change in control of our Company, except in the case of a termination event (i.e., a “double-trigger”). With the retirement of Dr. Berger, all employment agreements with current executive offices now include these “double-trigger” provisions.

In addition, the policy also restricts our Company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change in control, except in certain unusual circumstances. Effective April 2013, our Compensation Committee revised this policy eliminating the exception to allow for an excise tax gross-up in certain unusual circumstances. We have not entered into any agreements with any of our current executive officers that provide for an excise tax gross-up.

Further, the Compensation Committee has worked with its independent compensation consultant, Radford, to determine market competitive practices for executive officer employment agreements and severance terms based on our peer group and broader market practice. This data was, in part, used to shape the severance terms to ensure an appropriate level of protection to the executive and Company with an eye towards governance best practices. There was also a conscious effort to conform the broader employment terms across all agreements going forward. This was demonstrated in the employment agreements with our most recent executive hires,

Mr. DesRosier, Mr. Panayiotopoulos and Mr. Soni, by providing no excise tax gross-up, no single trigger acceleration of unvested equity and ensuring that the underlying terms are consistent with the terms of our other executive officers.

In April 2015, ARIAD entered into a Retirement Agreement with Dr. Berger, which called for certain compensation terms, as summarized below:

•	2015 Compensation Arrangements:

¡	Annual base in the amount of $773,500, representing a 3% increase from 2014 and in-line with broader Company merit increases

¡	Eligible to participate in the Company’s 2015 annual bonus program, with a target bonus for 2015 equal to 85% of salary, as described earlier in the CD&A

¡	345,000 RSUs under the Company’s 2014 Long-Term Incentive Plan. The Compensation Committee chose to award the long-term incentive awards in this structure to deliver competitive annual long-term incentive value as compared to our peers—and in recognition of the impending CEO successor within the nine month period—which created practical challenges in granting an award with performance metrics

•	Severance Following the Retirement Date:

¡	On January 4, 2016, the Company paid a lump-sum cash payment equal to $4,235,550, representing the product of three times the sum of (A) Annual Base Salary plus (B) 2014 annual bonus

¡	Time-based equity awards that were outstanding and unvested as of the Retirement Date, including earned performance shares, vested immediately to facilitate the transition from CEO to Special Advisor

¡	Dr. Berger became entitled to vest in any performance shares (other than the performance shares based on achievement of 2015 revenue) based on the greater of target-level performance and the actual achieved performance level as of the Retirement Date as determined by the Compensation Committee

TAX DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deduction a public company is permitted for compensation paid to the chief executive officer and to the three most highly compensated executive officers (other than the chief financial officer). Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan that is performance related, non-discretionary and has been approved by stockholders. Our 2014 Long-Term Equity Incentive Plan permits the issuance of performance-based stock awards that would be compliant with Section 162(m). In 2014, 2015 and 2016, the performance shares we granted under our 2014 Long-Term Equity Incentive Plan were intended to comply with Section 162(m). We have not adopted a policy that all executive compensation be fully deductible. The Company may award compensation that is not fully deductible under the Internal Revenue Code when we view such compensation as consistent with our compensation policies and in the best interests of the Company and our stockholders. The awards made to our new CEO, Mr. Panayiotopoulos were not deductible and a portion of Dr. Berger’s 2014 performance award lost its deductibility in connection with the vesting of such award under his Retirement Agreement.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with members of management the CD&A section included in this proxy statement, as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Members of the Compensation Committee*

Norbert G. Riedel, Ph.D., Chair

Athanase Lavidas, Ph.D.

Anna Protopapas

*	at the times that the matters covered by this report were determined

Summary Compensation Table

The following table sets forth the compensation paid to or accrued on behalf of our CEO, our Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to collectively as our NEOs, during the fiscal years ended December 31, 2013, 2014 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Harvey J. Berger, M.D.(3)	2015	773,500	493,106	3,060,150	—	5,745,971	10,072,727
Chairman, CEO and President	2014	751,000	638,350	3,695,000	—	42,560	5,126,910
	2013	749,754	—	4,240,670	2,831,090	35,473	7,856,987

Edward M. Fitzgerald(4)	2015	475,000	178,000	1,191,593	—	30,246	1,874,839
Executive Vice President, Chief Financial Officer and Treasurer	2014	466,000	210,000	1,219,350	—	30,096	1,925,447
	2013	465,354	—	1,410,075	851,949	30,306	2,757,683

Timothy P. Clackson, Ph.D.	2015	513,000	192,000	1,341,119	—	32,455	2,078,574
President of Research and Development and Chief Scientific Officer	2014	493,000	365,000	1,219,350	147,655	32,075	2,257,080
	2013	492,423	—	1,410,075	851,949	31,979	2,786,426

Thomas J. DesRosier, Esq.(5)	2015	447,692	298,000	807,400	729,092	27,018	2,309,202
Executive Vice President, Chief Legal and Administrative Officer and Secretary

Martin J. Duvall(6)	2015	470,000	176,000	1,191,593	—	34,683	1,872,276
Executive Vice President and Chief Commercial Officer	2014	453,385	230,000	1,219,350	—	34,303	1,937,038
	2013	427,262	—	919,160	748,558	23,457	2,118,437

(1)

The amounts included under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value for restricted stock unit, performance share and/or option awards granted during the year, computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair value for awards granted in 2015 are set forth in note 11 to our audited consolidated financial statements titled “Stock Compensation” included in the Original Filing. The grant date fair value of performance shares awarded in 2015, assuming the maximum potential value is achieved, was $1,109,077 for each of Mr. Fitzgerald, Dr. Clackson and Mr. Duvall. The grant date fair value of performance shares awarded in 2014 and 2013, for which the maximum potential values were previously reported, were as follows: in 2014, $1,766,210 for Dr. Berger; and $569,030 for each of Mr. Fitzgerald, Dr. Clackson and Mr. Duvall; and in 2013, $1,984,550 for Dr. Berger; $731,150 for Mr. Fitzgerald and Dr. Clackson; and $417,800 for Mr. Duvall.

(2)	Amounts included under “All Other Compensation” for 2015 consist of: (i) $4,928 in life insurance premiums paid by us for the benefit of Dr. Berger; (ii) matching contributions to our 401(k) defined contribution retirement savings plan ($7,950 for each of Dr. Berger, Mr. Fitzgerald, Dr. Clackson, and Mr. Duvall and $6,831 for Mr. DesRosier); (iii) the cost of supplemental long-term disability insurance ($10,398 for Dr. Berger, $4,228 for Mr. Fitzgerald, $2,909 for Dr. Clackson, $3,453 for Mr. Duvall and $1,667 for Mr. Des Rosier); (iv) the cost of long-term care insurance ($6,021 for Dr. Berger, $6,069 for Mr. Fitzgerald, $4,766 for Dr. Clackson, $6,450 for Mr. Duvall and $2,580 for Mr. DesRosier); (v) an annual auto allowance ($12,000 for each of Dr. Berger, Mr. Fitzgerald, Dr. Clackson, and Mr. Duvall and $10,615 for Mr. DesRosier); and (vi) tax preparation services ($4,830 for Dr. Clackson, $4,830 for Mr. Duvall and $5,325 for Mr. DesRosier). In addition, the amounts included for Dr. Berger under “All Other Compensation” for 2015 include payments to Dr. Berger pursuant to the terms of his Retirement Agreement, consisting of (i) severance in a lump sum payment of $4,235,550; (ii) payment of $580,125 in satisfaction of accrued benefits under our sabbatical policy that was terminated in 2008, payable six months after separation of service; (iii) reimbursement of $470,289 in legal expenses incurred in connection with his Retirement Agreement and the proxy contest with Sarissa during 2015; and (iv) a special payment of $418,710 to satisfy the taxes payable on the reimbursement of legal fees, as provided in the Retirement Agreement.

(3)	Retired as of Chairman, Chief Executive Officer and President on December 31, 2015.

(4)	Resigned as our Chief Financial Officer and Treasurer on March 21, 2016, and as an employee on April 8, 2016.

(5)	Joined as our Executive Vice President, Chief Legal and Administrative Officer and Secretary on January 20, 2015 and resigned effective as of April 30, 2016. Mr. DesRosier’s 2015 salary reflects his partial year of service, and his bonus includes a $75,000 signing bonus paid in connection with his commencement of employment which was repaid in connection with his resignation.

(6)	Resigned as our Chief Commercial Officer on May 31, 2016.

Grants of Plan-Based Awards in 2015

The following table shows information regarding grants of equity awards that were made during the year ended December 31, 2015 to each of our NEOs. All awards were made under our 2014 Long-Term Incentive Plan. There were no grants of non-equity incentive plan awards to our NEOs during 2015.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards:(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
		Threshold (#)	Target (#)	Maximum (#)
Harvey J. Berger	04/28/2015				345,000(2)			3,060,150

Edward M. Fitzgerald	04/29/2015				54,000(3)			498,420
	04/29/2015(4)	15,000	30,000	48,000				276,900
	04/29/2015(5)	15,000	30,000	48,000				276,900
	04/29/2015(6)	7,550	15,100	24,160				139,373

Timothy P. Clackson	04/29/2015				70,200(3)			647,946
	04/29/2015(4)	15,000	30,000	48,000				276,900
	04/29/2015(5)	15,000	30,000	48,000				276,900
	04/29/2015(6)	7,550	15,100	24,160				139,373

Thomas J. DesRosier	02/18/2015					130,000(7)	$7.34	729,092
	02/18/2015				110,000(8)			807,400

Martin J. Duvall	04/29/2015				54,000(3)			498,420
	04/29/2015(4)	15,000	30,000	48,000				276,900
	04/29/2015(5)	15,000	30,000	48,000				276,900
	04/29/2015(6)	7,550	15,100	24,160				139,373

(1)	The grant date fair values of the awards have been determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of these awards are set forth in Note 11 to our audited financial statements titled “Stock Compensation” included in the Original Filing.

(2)	This restricted stock unit award vested on December 31, 2015 pursuant to the terms of Dr. Berger’s Executive Employment Agreement and Retirement Agreement described in the narrative after this table.

(3)	These awards are in the form of restricted stock units that vest as to 33 1⁄3% of the awards on each of April 29, 2016, 2017 and 2018, provided that the executive is then employed with us and subject to acceleration of vesting in accordance with the terms of the recipient’s executive employment agreement.

(4)	These awards are performance shares which will be earned based on the achievement and timing of the achievement of a one-year cumulative revenue target relating to Iclusig for fiscal year 2015. The earned shares shall vest 34% on certification by the Compensation Committee of achievement of this performance goal and an additional 33% on each of the first and second year anniversary thereof, provided that the executive is then employed with us, and subject to acceleration of vesting in accordance with the terms of the recipient’s executive employment agreement. In February, 2016, the Compensation Committee determined that this performance goal was not achieved and, as a result, none of the associated performance shares were earned.

(5)

These awards are performance shares which will be earned based on the achievement and timing of the achievement of enrolling 50% of the patients in a randomized second line clinical trial that will evaluate Iclusig vs. nilotinib (or another second-generation BCR-ABL inhibitor), which is our OPTIC-2L trial, not later than the earlier of (x) 27 months following enrollment of the first patient in such trial or (y) June 30, 2018. The earned shares shall vest 50% upon the certification by the Compensation

Committee of the achievement of this performance goal and 50% on the one year anniversary thereof, or 100% upon the certification by the Compensation Committee if the number of shares is earned at the threshold amount, in each case provided that the executive is then employed with us, and subject to acceleration of vesting in accordance with the terms of the recipient’s executive employment agreement.

(6)	These awards are performance shares which will be earned based on the total shareholder return percentile achievement for the three-year period beginning January 1, 2015 and ending December 31, 2017 of ARIAD as compared to component companies of the NASDAQ Biotechnology Index, with the target award earned if the total shareholder return percentile return is between the 50th and 62nd percentiles. The earned shares shall vest 100% upon certification by the Compensation Committee of the achievement of this performance goal, provided that the executive is then employed with us, and subject to acceleration of vesting in accordance with the terms of the recipient’s executive employment agreement.

(7)	This stock option was granted to Mr. DesRosier in connection with the commencement of his employment, and vests in four equal annual installments from the date of grant, subject to acceleration of vesting in accordance with the terms of his executive employment agreement.

(8)	These restricted stock units were granted to Mr. DesRosier in connection with the commencement of his employment, and vest in two equal annual installments from the date of grant, subject to acceleration of vesting in accordance with the terms of his executive employment agreement.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table

Employment Agreements

Employment agreements with our NEOs provide for base salary as may be adjusted annually, annual bonus opportunities, participation in our benefit plans, the opportunity to receive equity awards and post-termination benefits and obligations.

Dr. Berger’s Amended and Restated Employment Agreement was in effect from April 2010 through December 31, 2015, when he retired from ARIAD pursuant to the terms of his Retirement Agreement described below.

In April 2014, the terms of employment of Mr. Fitzgerald, Dr. Clackson and Mr. Duvall were extended to December 31, 2016, and in January 2015 we entered into an executive employment agreement with Mr. DesRosier providing for a term of employment through December 31, 2017. These employment agreements provide for automatic renewal for successive one-year terms absent 90 days’ notice to the contrary by either party. Each employment agreement specifies a minimum level of base salary for the executive, but gives our Compensation Committee authority to increase the executive’s base salary from time to time. In addition, under the terms of his employment agreement, Mr. DesRosier received a $75,000 signing bonus that was paid in two installments during 2015 and was repaid in connection with his resignation.

Dr. Berger’s employment agreement provided that we would pay him a discretionary cash bonus based on a target of not less than 50% of his then current salary, with the actual amount determined by our Board. The employment agreements for our Other NEOs provide for discretionary bonuses based on a target of not less than 30% of their then current salaries for Mr. Fitzgerald, Dr. Clackson and Mr. Duvall and 50% for Mr. DesRosier, payable in the form of stock options, stock awards, restricted stock units, performance share awards, deferred compensation or cash, as determined by our Board. The annual targets are reviewed and established each year by the Compensation Committee. The target awards for 2015 are set forth in the CD&A under the heading “Executive Compensation Determinations.”

The employment agreements also provide that each executive is entitled to, among other things, participate in any incentive, stock award or bonus plan, pension, group insurance and fringe benefits on the same basis as executives at a comparable level; group health, disability and life insurance; paid vacation; an auto allowance of $1,000 per month; standard tax preparation and planning services; reimbursement of business expenses; indemnification and directors’ and officers’ insurance coverage; and for executives who had received credit under our sabbatical policy prior to its termination in 2008, a lump sum payment upon retirement in good standing from the Company after the age of 60 equal to three months of their base salary for each sabbatical that was fully earned under the policy (amounting to nine months’ salary for Dr. Berger and three months’ salary for each of Dr. Clackson and Mr. Fitzgerald), payable six months after separation from service. In addition, Dr. Berger’s employment agreement provided him with medical malpractice insurance with coverage reasonably satisfactory to Dr. Berger and legal costs to enforce the employment agreement on an as-incurred basis subject to repayment if we prevail.

The employment agreements with our NEOs also provide for severance payments upon termination of employment by us without cause, termination by the executive for material breach of the agreement by us, non-renewal (for Dr. Berger only) or termination in connection with a change in control. Following the expiration of Dr. Berger’s agreement, none of the employment agreements with our executive officers provide for a tax gross-up under Sections 280G and 4999 of the Code. See “Potential Payments upon Termination or Change in Control” for a description of these provisions in the employment agreements.

Dr. Berger’s Retirement Agreement

On April 28, 2015, the Company entered into a retirement letter agreement with Dr. Berger (the “Retirement Agreement”), pursuant to which Dr. Berger agreed to retire as Chief Executive Officer and President of the Company and retire as a member and as Chairman of the Company’s Board, both of which became effective on December 31, 2015. Pursuant to the Retirement Agreement, Dr. Berger’s annual base salary was adjusted to $773,500, retroactive to January 1, 2015; he received a grant of 345,000 restricted stock units that vested in full upon his retirement in lieu of any other equity compensation for 2014 or 2015 performance; he remained eligible to receive a bonus for 2015, at a target of 85% of his annual base salary (which was received in March 2016 at 75% of the target); and he participated in the Company’s employee benefit plans while he remained employed by the Company prior to his retirement. In addition, he received reimbursement of $470,289 in legal expenses incurred in connection with his Retirement Agreement and the proxy contest with Sarissa during 2015, together with a special payment of $418,710 to satisfy the taxes payable on the reimbursement of legal fees, as provided in the Retirement Agreement. These payments and benefits were made in lieu of any amounts provided under Dr. Berger’s employment agreement described above.

Upon his retirement, Dr. Berger received the severance benefits described in his employment agreement with the Company that he would have been entitled to receive had his employment been terminated by the Company without cause or by him for good reason, which consisted of (i) severance in a lump sum payment of $4,235,550, representing three times the aggregate of his 2015 annual base salary and the bonus amount paid to him in 2015 for 2014 performance; and (ii) a lump sum payment of $580,125, equivalent to nine months’ salary, payable six months after separation of service and representing benefits that had accrued to him under our sabbatical policy at the time it was terminated in 2008. In addition, upon Dr. Berger’s retirement on December 31, 2015, all unvested options outstanding became exercisable, all time-based restricted stock units accelerated, any earned performance shares that were then unvested became vested and he became entitled to vest in any performance shares (other than the performance shares based on achievement of 2015 revenue) based on the greater of target-level performance and the actual achieved performance level as of the Retirement Date as determined by the Compensation Committee.

Pursuant to the terms of the Retirement Agreement, following his retirement, Dr. Berger agreed to serve as a special advisor to the Board and to our current Chief Executive Officer until the date of the Annual Meeting or earlier under certain circumstances. Dr. Berger continues to receive his annual base salary and participate in the Company’s employee benefit plans and his unearned performance shares remain outstanding while he is employed as a special advisor. In addition to other customary restrictive covenants, the Retirement Agreement prohibits Dr. Berger from competing with the Company or soliciting or hiring its employees during the period he remains employed as a special advisor and during the one-year period thereafter. The foregoing is not a complete description of the terms of the Retirement Agreement. For a further description of the terms of the Retirement Agreement, including a copy thereof, please see our Current Report on Form 8-K that we filed with the SEC on April 29, 2015.

Performance Awards

The Compensation Committee awards performance shares to NEOs that pay out only if specific strategic targets are met, and based on the timing in meeting those goals.

In 2012, we awarded performance shares to all of our NEOs providing that 50% to 160% of the target award would be earned on obtaining regulatory approval from the EMA to market Iclusig in the EU, provided such approval was obtained by the end of 2016. The objective was achieved in July 2013, which triggered payment at 160% of target. In accordance with the terms of the grant, 50% of the award vested in July 2013, 25% vested in July 2014 and the remaining 25% vested in July 2015.

In 2013, we awarded performance shares to all of our NEOs providing that 50% to 160% of the target award would be earned on full patient enrollment in a pivotal registration trial for a new indication of any ARIAD product, excluding the Phase 3 EPIC trial for Iclusig, provided that such enrollment is completed before the end of 2016. This objective was achieved in September 2015, upon full patient enrollment in the Company’s ALTA trial of brigatinib, which triggered payment at 100% of target. In accordance with the terms of the grant, 50% of the performance shares earned vested in September 2015 and the remaining 50% will vest in September 2016, provided that the executive is then employed with us.

In 2014, we awarded performance shares to all of our NEOs based on two separate milestones: R&D and revenue. The awards provided that 50% to 160% of the target award will be earned based on the separate achievement of each performance goal. The performance shares based on the R&D goal will be earned when we enroll 50% of the patients in the clinical trial of Iclusig required as part of the FDA’s post-marketing requirements, which is our OPTIC dose-ranging trial, provided that this goal is met by September 30, 2017. This performance milestone has not yet been achieved and, as a result, the R&D performance shares may only be earned in an amount between 50% and 130% of target. If earned, this award will vest 50% on the certification by the Compensation Committee of achievement of the performance goal and 50% on the one year anniversary thereof. If the R&D milestone is not achieved by September 30, 2017, then these performance shares will terminate and have no value. The performance shares based on the revenue goal were eligible to be earned based on a two-year cumulative revenue target for Iclusig for fiscal years 2014 and 2015. This performance milestone was achieved, triggering payment at 100% of target. In accordance with the terms of the grant, 50% of the award vested in on March 1, 2016 and the remaining 50% will vest on March 1, 2017, provided that the executive is then employed with us.

In April 2015, we awarded performance shares to our Other NEOs based on three separate milestones: R&D, revenue and relative TSR. The awards provide that 50% to 160% of the target award will be earned based on the separate achievement of each performance goal. The performance shares based on the R&D goal will be earned when we enroll 50% of the patients in a randomized second line clinical trial that will evaluate Iclusig vs. nilotinib (or another second-generation BCR-ABL inhibitor), which is our OPTIC-2L trial, provided this goal is met by June 30, 2018. The performance shares based on the revenue goal were eligible to be earned if we achieved a revenue target for Iclusig for fiscal year 2015. This performance milestone based on revenue was not achieved and, as a result, none of the associated performance shares were earned. The performance shares based on relative TSR will be earned if we achieve a target TSR for the three year period beginning January 1, 2015 and ending December 31, 2017 as compared to component companies of the NASDAQ Biotechnology Index. If earned, the R&D performance shares will vest over one year or on the date of the certification of the achievement by the Compensation Committee, depending upon when the enrollment is achieved. If earned, the relative TSR performance shares will vest in full on the date of the certification of the achievement of the percentage by the Compensation Committee during the first quarter of 2018. If the R&D milestone is not achieved by June 30, 2018 and the TSR target is not achieved at the end of 2017, these performance shares will terminate and have no value. Dr. Berger did not receive any performance share awards. For a description of the RSUs awarded to Dr. Berger in April 2015, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table – Dr. Berger’s Retirement Agreement.”

In March 2016, we awarded performance shares to our Other NEOs based on a relative TSR milestone. The award provides that 50% to 160% of the target award will be earned if we achieve a target TSR for the three year period beginning January 1, 2016 and ending December 31, 2018 as compared to component companies of the NASDAQ Biotechnology Index. If earned, the performance shares will vest in full on the date of the certification of the achievement of the percentage by the Compensation Committee during the first quarter of 2019. If the TSR target is not achieved at the end of 2018, these performance shares will terminate and have no value.

Outstanding Equity Awards at December 31, 2015

The following table lists the outstanding equity awards at December 31, 2015 for each of our NEOs.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(1) (#)		Number of Securities Underlying Unexercised Options: Unexercisable(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Values of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Harvey J. Berger	240,000				4.64	03/06/17
	25,000	(3)			4.49	04/16/17
	220,000				7.82	04/01/21
	213,000				15.05	03/20/22
	216,000				20.89	03/19/23
										119,500	(4)	746,875
										119,500	(5)	746,875

Edward M. Fitzgerald	100,000				4.49	04/16/17
	40,000				3.25	06/24/20
	68,000				7.82	04/01/21
	20,000	(3)			14.50	01/17/22
	51,000				15.05	03/20/22
	43,333		21,667	(6)	20.89	03/19/23
							10,833	(7)	67,706
							58,666	(8)	366,663
							54,000	(9)	337,500
							17,500	(10)	109,375
										38,500	(4)	240,625
										38,500	(5)	240,625
										30,000	(11)	187,500
										30,000	(12)	187,500
										15,100	(13)	94,375

Timothy P. Clackson	31,422				4.49	04/16/17
	30,000				3.25	06/24/20
	59,369				7.82	04/01/21
	82,000				15.05	03/20/22
	43,333		21,667	(6)	20.89	03/19/23
	25,000	(3)			7.69	03/11/24
							10,833	(7)	67,706
							58,666	(8)	366,663
							70,200	(9)	438,750
							17,500	(10)	109,375
										38,500	(4)	240,625
										38,500	(5)	240,625
										30,000	(11)	187,500
										30,000	(12)	187,500
										15,100	(13)	94,375

Thomas J. DesRosier			130,000	(14)	7.34	02/18/25
							110,000	(15)	687,500

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(1) (#)	Number of Securities Underlying Unexercised Options: Unexercisable(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Values of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Martin J. Duvall	100,000			10.28	09/19/21
	10,000			15.05	03/20/22
	32,000	16,000	(6)	20.89	03/19/23
	17,500	17,500	(16)	4.29	12/09/23
						8,000	(7)	50,000
						58,666	(8)	366,663
						54,000	(9)	337,500
						10,000	(10)	62,500
									38,500	(4)	240,625
									38,500	(5)	240,625
									30,000	(11)	187,500
									30,000	(12)	187,500
									15,100	(13)	94,375

(1)	Options have ten-year terms. Unless otherwise indicated, the options reported in this table vest 25% per year over the four-year period following the date of grant, provided that the option holder is still an employee of ARIAD, and subject to acceleration of vesting as provided in the executive’s employment agreement.

(2)	The market value of the stock awards is determined by multiplying the number of shares by $6.25, the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2015, the last business day of our most recently completed fiscal year.

(3)	These options were granted pursuant to our program to grant options to employees and directors upon reaching 10, 15 or 20 years of service with ARIAD. These options are fully vested upon grant and have a term of 10 years.

(4)	These performance shares vest only if we enroll 50% of the patients in the clinical trial of Iclusig required as part of the FDA’s post-marketing requirements, which is our OPTIC dose-ranging trial, by September 30, 2017. These amounts represent target awards, with the final number of shares to be issued being dependent upon when, prior to October 1, 2017, the clinical trial performance milestone is achieved.

(5)	These performance shares vest only if we achieve at least the lower end of the revenue target for fiscal years 2014 and 2015. These amounts represent awards at 100% of target, with the final number of shares to be issued being dependent upon the amount of revenue achieved within the target range. In February 2016, our Compensation Committee certified that these awards had been achieved at 100% of target, resulting in 50% of the shares vesting on March 1, 2016 and the remaining shares vesting on March 1, 2017, provided that the recipient is still employed with us.

(6)	These options vested on March 19, 2016.

(7)	These restricted stock units vested on March 19, 2016.

(8)	One-half of these restricted stock units vested on January 31, 2016 and the remainder will vest on January 31, 2017.

(9)	These restricted stock units will vest 33 1⁄3% on April 29, 2016, 2017 and 2018.

(10)	The performance metric for these performance shares (full patient enrollment in a pivotal registration trial for a new indication of any ARIAD product, excluding the Phase 3 EPIC trial for Iclusig) was achieved in September 2015, upon completion of enrollment in our ALTA trial for brigatinib, resulting in the awards being earned at 100% of target. Of the earned shares, 50% vested at that time and the remaining 50% of the shares will vest on September 24, 2016.

(11)	These performance shares vest only if we achieve at least the lower end of the revenue target for fiscal year 2015. These amounts represent awards at 100% of target, with the final number of shares to be issued being dependent upon the amount of revenue achieved within the target range. In February 2016, our Compensation Committee certified that the revenue target had not been achieved, resulting in none of these awards being earned.

(12)

These performance shares vest only if we enroll 50% of the patients in a randomized second line clinical trial that will evaluate Iclusig vs. nilotinib (or another second-generation BCR-ABL inhibitor), which is our OPTIC-2L trial, provided this goal is met by not later than the earlier of (x) 27 months following enrollment of the first patient in such trial or (y) June 30, 2018. These amounts represent target awards, with the final number of shares to be issued being dependent upon when, prior to June 30, 2018, the clinical trial performance milestone is achieved.

(13)	These performance shares vest only if we achieve a target TSR for the three year period beginning January 1, 2015 and ending December 31, 2017, as compared to component companies of the NASDAQ Biotechnology Index, provided that the TSR target is at least the 25% percentile. These amounts represent target awards, with the final number of shares to be issued being dependent upon the percentile achievement of the TSR target.

(14)	These stock options vested as to 25% of the shares on February 18, 2016 and will vest as to 25% of the shares on each of February 18, 2017, 2018 and 2019.

(15)	These restricted stock units vested as to 50% of the shares on February 18, 2016 and will vest as to the remaining shares on February 18, 2017.

(16)	These stock options vest as to 50% of the shares on December 8, 2016 and 2017.

Option Exercises and Stock Vested in 2015

The following table contains information regarding option exercises and stock awards that vested during the year ended December 31, 2015 held by our NEOs.

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harvey J. Berger	26,454	16,137	—		—
	123,546	75,363	—		—
			34,000	(2)	295,290
			36,800	(3)	307,280
			72,000	(4)	547,920
			95,000	(5)	631,275
			261,000	(6)	1,648,650
			345,000	(7)	2,156,250

Edward M. Fitzgerald	22,387	27,760	—		—
	37,613	46,640	—		—
			8,333	(2)	72,372
			14,000	(3)	116,900
			10,833	(8)	97,172
			17,500	(9)	123,200
			29,334	(10)	189,204

Timothy P. Clackson	20,657	29,746	—		—
	24,036	84,366	—		—
	24,999	134,495	—		—
			13,333	(2)	115,797
			14,000	(3)	116,900
			10,833	(8)	97,172
			17,500	(9)	123,200
			29,334	(10)	189,204

Thomas J. DesRosier	—	—	—		—

Martin J. Duvall			1,667	(2)	14,478
			2,800	(3)	23,380
			8,000	(8)	71,760
			10,000	(9)	70,400
			29,334	(10)	189,204

(1)	Value represents the market value of a share of our common stock at the time of exercise minus the exercise price per share of the option, multiplied by the number of shares acquired upon exercise.

(2)	This represents the vesting of restricted stock units granted on March 20, 2012. The value realized is calculated by multiplying the number of shares that vested times $8.69, the closing price of our common stock on March 20, 2015.

(3)	This represents the vesting of performance shares granted on March 20, 2012 which were earned in July 2013 and became 25% vested on July 15, 2015. The value realized is calculated by multiplying the number of shares that vested times $8.35, the closing price of our common stock on July 15, 2015.

(4)	This represents the vesting of restricted stock units granted on March 19, 2013, of which 36,000 shares vested on March 19, 2015 and the balance was accelerated to vest on December 31, 2015 upon Dr. Berger’s retirement in accordance with the terms of his Executive Employment Agreement and his Retirement Agreement. The value realized is calculated by multiplying the number of shares that vested on each date by the closing price of our common stock on such date, which was $8.97 on March 19, 2015 and $6.25 on December 31, 2015.

(5)	This represents the vesting of performance shares granted on March 19, 2013 which were earned in September 2015, of which 47,500 shares vested on September 24, 2015 and the balance was accelerated to vest on December 31, 2015 upon Dr. Berger’s retirement in accordance with the terms of his Executive Employment Agreement and his Retirement Agreement. The value realized is calculated by multiplying the number of shares that vested on each date by the closing price of our common stock on such date, which was $7.04 on September 24, 2015 and $6.25 on December 31, 2015.

(6)	This represents the vesting of restricted stock units granted on January 31, 2014, of which 87,000 shares vested on January 31, 2015 and the balance was accelerated to vest on December 31, 2015 upon Dr. Berger’s retirement in accordance with the terms of his Executive Employment Agreement and his Retirement Agreement. The value realized is calculated by multiplying the number of shares that vested on each date by the closing price of our common stock on such date, which was $6.45 on January 30, 2015 and $6.25 on December 31, 2015.

(7)	This represents the vesting of restricted stock units granted on April 28, 2015, all of which vested on December 31, 2015 upon Dr. Berger’s retirement in accordance with the terms of his Executive Employment Agreement and his Retirement Agreement. The value realized is calculated by multiplying the number of shares that vested times $6.25, the closing price of our common stock on December 31, 2015.

(8)	This represents the vesting of restricted stock units granted on March 19, 2013. The value realized is calculated by multiplying the number of shares that vested times $8.97, the closing price of our common stock on March 19, 2015.

(9)	This represents the vesting of performance shares granted on March 19, 2013 which were earned in September 2015. The value realized is calculated by multiplying the number of shares that vested times $7.04, the closing price of our common stock on September 24, 2015.

(10)	This represents the vesting of restricted stock units granted on January 31, 2014. The value realized is calculated by multiplying the number of shares that vested times $6.45, the closing price of our common stock on January 30, 2015.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We no longer have any nonqualified deferred compensation plans applicable to our named executive officers.

Potential Payments upon Termination or Change in Control

Chief Executive Officer

The following table sets out the payments received by Dr. Berger, under the terms of his employment agreement and his Retirement Agreement, upon his retirement as our President and Chief Executive Officer on December 31, 2015.

Severance benefits:
Lump sum payment(1)	$4,235,550
Healthcare benefits(2)	34,741
Accrued sabbatical benefits(3)	580,125

Acceleration of equity awards:
Market value of equity vesting on termination(4)	1,609,375

Total Payments	$6,459,791

(1)	Represents the sum of three times Dr. Berger’s 2015 annual salary and three times the bonus amount paid to him in 2015 for 2014 performance.

(2)	Represents the value of continued medical coverage in all group health plans for the maximum COBRA continuation period.

(3)	Represents benefits that had accrued to Dr. Berger under our sabbatical policy at the time it was terminated in 2008, equivalent to nine months’ salary, payable six months after separation of service.

(4)	The acceleration of equity awards in the table above includes the value of unvested performance shares granted in 2013, the vesting of which was time-based, as the performance objective had been achieved prior to Dr. Berger’s retirement. The table does not include the value of performance shares granted in 2014 based on a two-year revenue milestone, for which the performance objectives were certified as having been achieved in February 2016 at the target performance level and pursuant to which the vesting of 50% of this award was accelerated. The table also does not include the value of unvested performance shares granted in 2014 based on enrollment of 50% of patients in our OPTIC dose-ranging trial for which the performance has not yet been earned, but which we are accelerating the entire award to vest 100% at target. These two awards represent an additional acceleration amount of $1,120,313 based on the closing price of our common stock on December 31, 2015, which was $6.25. The values of equity awards included in the table above and in this footnote is calculated by multiplying (x) the number of shares accelerated by (y) the closing price of our common stock on December 31, 2015, which was $6.25.

Other NEOs

The following is a description of the potential payments upon termination or change in control with respect to our Other NEOs:

EMPLOYMENT TERMINATION WITHOUT CAUSE

If we terminate the employment of our Other NEOs without cause, we are obligated to continue payment of the executive’s then current salary for a period of twelve months following the effective date of termination; accelerate vesting of all stock, stock options, stock awards and similar equity awards granted to the executive that would have otherwise vested during the remaining term of that executive’s contract, subject to the normal post termination exercise period; and continue payment of all benefits covered under COBRA for up to one year.

“Cause” for purposes of our Other NEOs’ employment agreements consists of any of the following:

•	The officer’s failure to perform any of his material duties.

•	The conviction of the officer of any felony.

•	Commission of any crime related to the officer’s employment with the Company.

•	Violation of any law or regulation related to our business.

•	Conduct that could result in unfavorable publicity for us in a material way.

•	Unprofessional conduct inconsistent with the officer’s position with the Company.

•	Failure to comply with our written policies.

•	Breach of the terms of the employment agreement.

The executive officer has a right to cure any conduct that constitutes cause, if curable, within 30 days after receiving written notice.

For purposes of determining payments upon termination, a termination of the employment agreement by an Other NEO due to an uncured breach by us of the employment agreement is treated as a termination of the executive’s employment without cause.

NON-RENEWAL

If we do not renew the employment agreement of our Other NEOs, no severance benefit is payable. In addition, any unvested stock awards, stock options, restricted stock or restricted stock units, or performance shares shall be forfeited to the Company.

EMPLOYMENT TERMINATION WITH CAUSE

Any unvested stock awards, stock options, restricted stock or restricted stock units, or performance shares shall be forfeited to the Company in the event the employment is terminated by the Company for Cause.

CHANGE IN CONTROL

In the event of a consummation of a “Change in Control”, as defined below, if within one year following such occurrence the Company terminates the executive officer’s employment without cause or the executive officer resigns for good reason, we are obligated to accelerate the vesting of all stock options, stock grants and similar equity rights granted to the officer and provide for continued exercisability of all awards through their original terms with all rights. We are also obligated to continue to pay the Other NEOs their then current salary for a period of 24 months from the effective date of termination. Good reason means the involuntary relocation of more than 25 miles, the material breach of the employment agreement by the Company, or the material diminution of the officer’s responsibilities, which situation remains uncured within a specified timeframe after notice.

Under the employment agreements for the Other NEOs, there is a Change in Control if any of the following occurs:

•	Any person makes a tender or exchange offer for our common stock pursuant to which such person acquires 50% or more of our issued and outstanding common stock.

•	A merger or consolidation of ARIAD, other than a merger or consolidation of ARIAD in which our voting securities prior to the transaction continue to represent more than 50% of the total voting power of the surviving corporation, or the sale or disposition of all or substantially all of our assets.

•	Any person acquires more than 50% of our issued and outstanding voting securities.

The following tables set out the estimated potential payments upon termination or a change in control for our Other NEOs, based on the assumptions following the table and assuming such event occurred on December 31, 2015. The total of continued payments in the case of termination by ARIAD without cause in the tables below reflect the remaining terms of the employment agreements with each of these executives. The footnotes to all of the tables follow the last table.

Mr. Fitzgerald Payments and benefits	Voluntary Termination or Termination for Cause ($)	Death or Disability ($)	Termination by ARIAD Without Cause or by the Executive for ARIAD’s Material Breach ($)	Termination by ARIAD without Cause or by the Executive for Good Reason within One Year after a Change in Control ($)
Severance benefits:
Total of continued payments	—	—	475,000	950,000
Healthcare benefits	—	23,161	23,161	34,741
Acceleration of equity awards:
Market value of equity vesting on termination(1)	—	260,568	472,913	2,120,619

Total Payment	—	283,728	971,073	3,105,360

Dr. Clackson Payments and benefits	Voluntary Termination or Termination for Cause ($)	Death or Disability ($)	Termination by ARIAD Without Cause or by the Executive for ARIAD’s Material Breach ($)	Termination by ARIAD without Cause or by the Executive for Good Reason within One Year after a Change in Control ($)
Severance benefits:
Total of continued payments	—	—	513,000	1,026,000
Healthcare benefits	—	23,533	23,533	35,299
Acceleration of equity awards:
Market value of equity vesting on termination(1)	—	271,844	506,663	2,221,869

Total Payment	—	295,377	1,043,195	3,283,168

Mr. DesRosier Payments and benefits	Voluntary Termination or Termination for Cause ($)	Death or Disability ($)	Termination by ARIAD Without Cause or by the Executive for ARIAD’s Material Breach ($)	Termination by ARIAD without Cause or by the Executive for Good Reason within One Year after a Change in Control ($)
Severance benefits:
Total of continued payments	—	—	485,000	970,000
Healthcare benefits	—	23,161	23,161	34,741
Acceleration of equity awards:
Market value of equity vesting on termination(1)	—	595,458	687,500	687,500

Total Payment	—	618,618	1,195,661	1,692,241

Mr. Duvall Payments and benefits	Voluntary Termination or Termination for Cause ($)	Death or Disability ($)	Termination by ARIAD Without Cause or by the Executive for ARIAD’s Material Breach ($)	Termination by ARIAD without Cause or by the Executive for Good Reason within One Year after a Change in Control ($)
Severance benefits:
Total of continued payments	—	—	470,000	940,000
Healthcare benefits	—	23,161	23,161	34,741
Acceleration of equity awards:
Market value of equity vesting on termination(1)	—	209,876	425,481	2,083,213

Total Payment	—	233,036	918,642	3,057,953

(1)	Amounts in the tables above do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by the Other NEOs as of December 31, 2015 is included in the “Outstanding Equity Awards at December 31, 2015” table.

In the case of termination by the Company without Cause or by the officer for the Company’s material breach, then the unvested portions of all time-based awards, including performance shares previously earned, that would have vested during the remaining term of the officer’s employment agreement accelerate upon the effective date of such termination. In the case of termination by the Company without Cause or by the officer for good reason within one year of a Change in Control, all outstanding unvested equity awards immediately vest and remain exercisable according to their terms, including performance shares granted in 2014 and 2015, even if the performance objective had not been achieved as of the Change in Control. The 2014 performance shares will immediately vest in full upon termination in connection with a Change in Control at the maximum level, which is 160%, and the 2015 performance shares will immediately vest in full upon termination in connection with a Change in Control at the greater of the target level, which is 100%, or the actual level achieved, which can be up to 160% of the target level. The values of equity awards included in the tables above is calculated by multiplying (x) the number of shares accelerated by (y) the closing price of our common stock on December 31, 2015, which was $6.25.

The amounts in the above tables do not include the value of the lump sum payments payable upon termination in good standing to Dr. Clackson ($128,250) and Mr. Fitzgerald ($118,750) for amounts previously earned under our now terminated sabbatical policy, as described in the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table in 2015” above. The amounts in the above tables also do not reflect any reduction in payments related to the modified economic cutback provisions in the executive officers’ employment agreements that may apply on or after a change-in-control.

Assumptions Regarding Post Termination Payment Tables

Except as otherwise specifically noted above, the tables presented on the preceding pages were prepared as though each NEOs’ employment was terminated on December 31, 2015, using the closing price of our common stock on that date ($6.25). We are required by the SEC to use these assumptions. With those assumptions taken as a given, we believe that the remaining assumptions listed above, which are necessary to produce these estimates and reflect solely our interpretation of our contractual obligations, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2015 (other than with respect to Dr. Berger) and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price of our common stock, or if any assumption is not correct in fact.

Post-Termination Payments to Chief Financial Officer after December 31, 2015

The following table sets out the payments to be made to Mr. Fitzgerald under the terms of his employment agreement following his termination of employment on April 8, 2016.

Severance benefits:
Total of continued payments(1)	$475,000
Healthcare and other benefits(2)	32,055
Accrued sabbatical benefits(3)	118,750
Acceleration of equity awards:
Market value of equity vesting on termination(4)	234,300

Total Payments	$860,105

(1)	Represents twelve months of his current base salary.

(2)	Represents the value of continued coverage in group health, long-term care and long-term disability plans for twelve months.

(3)	Represents benefits that had accrued to Mr. Fitzgerald under our sabbatical policy at the time it was terminated in 2008, equivalent to three months’ salary, payable six months after separation of service.

(4)	All time-based equity awards that were outstanding and unvested as of April 8, 2016 and that would have vested during the remainder of 2016 were accelerated as of such date. The acceleration of equity awards in the table above includes the value of 18,000 unvested restricted stock units that would have vested on April 29, 2016 and the value of 17,500 unvested performance shares granted in 2013, the vesting of which was time-based and would have vested on September 24, 2016, as the performance objective had been achieved. The values of equity awards included in the table above is calculated by multiplying (x) the number of shares accelerated by (y) the closing price of our common stock on April 8, 2016, which was $6.60.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	15,132,403	10.00	10,259,932
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	15,132,403(1)		10,259,932(2)

(1)	Consists of options to purchase 72,100 shares of common stock granted under our 2001 Stock Plan, as amended; options to purchase 8,298,234 shares of common stock, 884,874 restricted stock units and performance shares for up to a maximum of 1,311,100 shares of common stock granted under our 2006 Long-Term Incentive Plan, as amended; and options to purchase 1,862,635 shares of common stock, 1,722,380 restricted stock units and performance shares for up to a maximum of 981,080 shares of our common stock granted under our 2014 Long-Term Incentive Plan.

(2)	Consists of 9,632,924 shares available for issuance under our 2014 Long-Term Incentive Plan and 627,008 shares available for issuance under our 1997 Employee Stock Purchase Plan, as amended.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to ARIAD’s audited financial statements for the year ended December 31, 2015. The information contained in this report should not be deemed “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act except to the extent that ARIAD specifically incorporates it by reference into that filing.

Our executive management is responsible for our financial statements, financial reporting process and internal accounting, financial reporting and disclosure controls. Our independent registered public accounting firm is responsible for performing an audit of our annual consolidated financial statements and expressing an opinion as to the fair presentation of such financial statements in conformity with generally accepted accounting principles, performing an audit of our system of internal control over financial reporting and expressing an opinion on the effectiveness thereof based on its audit, reviewing our quarterly consolidated financial statements and other procedures as approved by the Audit Committee. The Audit Committee is responsible for overseeing and reviewing these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the presentations made by management and the independent registered public accounting firm.

In connection with fulfilling its responsibilities with respect to our consolidated financial statements for the year ended December 31, 2015, the Audit Committee reviewed and discussed the audited financial statements and related footnotes and other disclosures with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). The Audit Committee also reviewed with management our financial reporting processes and internal accounting, financial reporting and disclosure controls, including those related to compliance with legal and regulatory requirements that affect its financial reporting and disclosure obligations. This review included discussion with Deloitte regarding the results of its audit of our consolidated financial statements and our system of internal control over financial reporting, as well as the matters required to be discussed in accordance with Auditing Standard No. 16, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees. The Audit Committee has also reviewed the written disclosures and letter from Deloitte regarding its communications with the Audit Committee concerning independence, as required by the Public Company Accounting Oversight Board and has discussed with Deloitte its independence from ARIAD. The Audit Committee has considered whether the provision of non-audit services by Deloitte to us is compatible with maintaining Deloitte’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s 2015 annual report for filing with the SEC.

Throughout 2015, the Audit Committee met on a regular basis with management and with Deloitte. In these meetings, in addition to the review of the quarterly consolidated financial statements to be included in Forms 10-Q, the Audit Committee reviewed and discussed the critical accounting policies and significant judgments made by management in the preparation of our financial statements, the ongoing review, testing and assessment of the adequacy of internal controls, proposed changes to auditing and accounting principles and practices and the effect of regulatory and accounting initiatives that may affect us. The Audit Committee also reviewed and approved all audit and non-audit services and the fees related thereto and addressed other matters as outlined in its charter. In addition, the Audit Committee reviewed and reassessed the adequacy of its charter.

The Audit Committee has reviewed and evaluated the qualifications and performance of Deloitte as our independent registered public accounting firm. Based on this review and evaluation, the Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm through the audit of our consolidated financial statements for the year ending December 31, 2016 and system of internal control over financial reporting as of December 31, 2016.

Members of the Audit Committee*

Wayne Wilson, Chair

Jay R. LaMarche

Massimo Radaelli, Ph.D.

*	at the times that the matters covered by this report were determined

PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS

PROPOSAL 1

Amendment to our Certificate of Incorporation to Declassify the Board

and Provide for the Annual Election of Directors

Currently, our Restated Certificate of Incorporation, dated as of January 11, 2016 (our “Certificate of Incorporation”), divides the members of the Board into three classes. One class is elected at each annual meeting of stockholders to hold office for a term beginning on the date of election and expiring at the annual meeting of stockholders held in the third year following the year of election.

After careful consideration, our Board has determined that it is advisable and in the best interests of the Company and its stockholders to declassify the Board to allow the Company’s stockholders to vote on the election of the entire Board on an annual basis, rather than on a staggered basis, and to provide that directors may be removed with or without cause.

The general description of the proposed amendment to our Certificate of Incorporation set forth in this Proposal 1 is qualified in its entirety by reference to the text thereof, which is attached as Annex A to this proxy statement. Additions to our Certificate of Incorporation are indicated by bolded underlined text and deletions are indicated by strike-outs.

Declassification of the Board

If this Proposal 1 is approved by the Company’s stockholders at the Annual Meeting, the declassification of the Board will be phased in as follows:

•	The Class 1 director elected at the Annual Meeting will be elected for a term expiring at the Company’s 2017 annual meeting of stockholders;

•	The Class 2 directors will continue to serve the remainder of their elected terms, which expire at the 2017 annual meeting;

•	The Class 3 directors, whose term is scheduled to expire at the Company’s 2018 annual meeting of stockholders, have submitted resignations conditioned on the approval of this Proposal 1, such that they will serve only until immediately prior to the 2017 annual meeting; and

•	At the 2017 annual meeting and each annual meeting of the Company’s stockholders thereafter, all directors will be elected annually.

As a result, if this Proposal 1 is approved by our stockholders, then beginning with the 2017 annual meeting, the entire Board will stand for election annually for one-year terms.

If this Proposal 1 is approved by the Company’s stockholders, any director appointed to fill a vacancy arising between annual meetings of stockholders (including a newly created directorship that may result from an increase in the number of directors) will serve for a term that expires at the next annual meeting of stockholders following such director’s appointment.

If this Proposal 1 is not approved by the Company’s stockholders, the Board will remain classified, with each class of directors serving a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and the term of the Class 1 director standing for election at the Annual Meeting, if elected, will expire at the Company’s 2019 annual meeting of stockholders.

Removal of Directors Without Cause

Delaware corporate law provides that, unless a company’s charter provides otherwise, members of a classified board of directors may be removed only for cause. At present, because the Board is classified, directors are removable only for cause. If this Proposal 1 is approved by the Company’s stockholders, our Certificate of Incorporation will also be amended to provide that directors may be removed with or without cause. The effect of this provision is to permit stockholders to remove directors without cause during the period in which the declassified board is being phased in.

If the proposed amendment is passed by our stockholders, it will become effective when the Company files the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the Annual Meeting. If the Company’s stockholders do not approve the proposed amendment, our Board will remain classified and stockholders will only be able to remove directors for cause.

Considerations of the Board

The Company has historically had a classified board structure in which directors have been divided into three classes and one class is elected each year to serve a three year term. However, the Board is aware that the current trend in corporate governance is leading away from classified boards in favor of electing all directors annually and also recognizes that a classified board structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In determining whether to support declassification of the Board, the Board carefully considered the advantages and disadvantages of the current classified board structure and determined that it is advisable and in the best interests of the Company and its stockholders to declassify the Board.

Vote Required

The affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting is required to approve the proposed amendment to our Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors and to provide that directors may be removed with or without cause.

Recommendation

Our Board of Directors recommends that the stockholders vote “FOR” the adoption of the proposed amendment to our Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

PROPOSAL 2

Election of Director

Currently, our Certificate of Incorporation divides the members of the Board into three classes. One class is elected at each annual meeting of stockholders to hold office for a term beginning on the date of the election and expiring at the annual meeting of stockholders held in the third year following the year of such class’ election.

As explained in further detail in Proposal 1, our Board is proposing to amend our Certificate of Incorporation to declassify the Board and provide for the annual election of all directors. One (1) director nominee (Alexander J. Denner, Ph.D.) is standing for re-election at the Annual Meeting. If Proposal 1 is approved by the Company’s stockholders, the Board will be declassified and the nominee will, if elected, serve for a term expiring at the 2017 annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, retirement or removal. If Proposal 1 is not approved by the Company’s stockholders, the Board will remain classified and the nominee will, if elected, serve for a term expiring at the 2019 annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, retirement or removal.

Our Certificate of Incorporation provides that our Board shall fix the number of directors. As of the date of the Annual Meeting, our Board will have seven (7) members, including one (1) Class 1 director who is a nominee at the Annual Meeting, three (3) Class 2 directors whose terms expire at the 2017 annual meeting and three (3) Class 3 directors whose terms are scheduled to expire at the 2018 annual meeting and who have submitted resignations, effective as of immediately prior to the 2017 annual meeting, that are conditioned on the approval of Proposal 1 by the Company’s stockholders. As disclosed in the “Board of Directors” section of this proxy statement, the Board accepted the resignations of Jay R. LaMarche, Athanase Lavidas, Ph.D., Massimo Radaelli, Ph.D. and Wayne Wilson, previously tendered in March 2016, effective as of immediately prior to the Annual Meeting.

One (1) director (Alexander J. Denner, Ph.D.) is proposed to be elected at the Annual Meeting. Dr. Denner’s term expires this year, and our Board has nominated him for reelection to our Board. Dr. Denner was appointed to our Board in February 2014 to serve through the Annual Meeting. Dr. Denner has been recommended by our independent directors and approved by the Board and has consented to serving as a nominee, being named in this proxy statement and serving as director if elected.

It is intended that, if no contrary specification is made, the persons named as proxies shall vote for the election of Dr. Denner. Our Board believes that Dr. Denner will be available and able to serve as director, but if for any reason he should not be available to stand for election or be able to serve, the proxies received will be voted for a substitute nominee to be designated by the Board. In no event will the proxies be voted for more than one (1) nominee.

Vote Required

As provided by the Company’s bylaws, our directors are to be elected by a vote of a majority of the votes cast. You may vote “FOR” or “AGAINST” or abstain from voting with respect to the director nominee. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” such director’s election.

Recommendation

Our Board of Directors recommends that you vote “FOR” the election of Alexander J. Denner, Ph.D., and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

PROPOSAL 3

Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

as Disclosed in this Proxy Statement

We are seeking your approval, on an advisory basis, of the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative disclosure of this proxy statement. Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against our key corporate objectives, as well as the level of achievement of individual goals developed at the beginning of the year in support of such objectives.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our NEOs in fiscal 2015. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our NEOs in fiscal 2015 reflects and supports these compensation policies and procedures.

In accordance with the rules adopted by the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

A majority of the votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting will be required to approve this resolution. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will take into consideration the advisory vote results when making decisions regarding executive compensation.

Recommendation

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure of this proxy statement, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

PROPOSAL 4

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) to be our independent registered public accounting firm for the year ending December 31, 2016. Our Board of Directors has ratified this appointment. Deloitte has served as our independent registered public accounting firm since 1991. Deloitte has advised us that it does not have any direct or indirect financial interest in ARIAD. Representatives of Deloitte are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they so choose. They will also be available to respond to appropriate questions raised by those in attendance at the Annual Meeting.

Before it selected Deloitte as our independent registered public accounting firm, our Audit Committee carefully considered the qualifications of Deloitte, including the firm’s performance in prior years, the competence of personnel assigned to our engagement and its reputation for integrity, quality and competence in the fields of accounting and auditing. Our Audit Committee also considered whether Deloitte’s provision of non-audit services to ARIAD is compatible with that firm’s independence.

Stockholders will be asked at the Annual Meeting to ratify the appointment of Deloitte, although such ratification is not required under Delaware law or our Certificate of Incorporation, as amended, or our Amended and Restated Bylaws, as amended. If the stockholders ratify the appointment of Deloitte, our Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year 2016, if it concludes that such a change would be in the best interests of ARIAD and our stockholders. If the stockholders fail to ratify the appointment, our Audit Committee will reconsider, but not necessarily rescind, the retention of Deloitte.

Audit and Non-Audit Fees

For the fiscal years ending December 31, 2015 and 2014, we incurred the following fees for the services of Deloitte and its member firms:

	2015	2014
Audit Fees	$1,747,395	$1,838,270
Audit-Related Fees	—	—
Tax Fees	472,399	362,642
All Other Fees	3,370	2,600

Total	$2,223,164	$2,203,512

Audit Fees

Audit Fees include fees for the audit of our annual financial statements, the reviews of our quarterly financial statements included in reports on Form 10-Q and the audit of our system of internal control over financial reporting and fees related to statutory audit requirements of our subsidiaries, as well as fees for work that generally only our independent registered public accounting firm can provide including reviews of registration statements that include the firm’s consent and the provision of comfort letters in connection with securities offerings.

Audit-Related Fees

Audit-Related Fees include fees for services that are reasonably related to the audit or reviews of our consolidated financial statements and are not reported under Audit Fees above. These services include consultation on financial accounting and reporting matters.

Tax Fees

Tax Fees include fees for preparation of tax returns as well as general tax planning and advice.

All Other Fees

All Other Fees include fees associated with services not captured in the three preceding categories, which includes access to and usage of Deloitte’s accounting research database.

Our Audit Committee determined that the non-audit services rendered by Deloitte were compatible with maintaining its independence and pre-approved all of the services pursuant to our pre-approval policy described below.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit and also on a quarterly basis, management submits a report to our Audit Committee for their approval, outlining the services planned or anticipated to be rendered by the independent registered public accounting firm and the estimated fees for such services. The services are outlined according to the four categories of services defined above, Audit, Audit-Related, Tax and All Other. Actual fees incurred relative to estimated fees are reported to our Audit Committee each quarter.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

To ensure prompt consideration of unexpected services, our Audit Committee has delegated authority to the Chair of our Audit Committee to pre-approve services to be rendered. Any such actions taken by the Chair must be reported to our Audit Committee at its next scheduled meeting.

Vote Required

A majority of the votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting will be required to ratify the appointment of Deloitte as our independent registered public accounting firm for 2016.

Recommendation

Our Board of Directors recommends that the stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

OTHER INFORMATION

Future Stockholder Proposals

Any stockholder proposal intended for inclusion in our proxy materials for the 2017 annual meeting should be sent to our Secretary and must be received by us at our offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, by February 10, 2017. If a stockholder intends to present a proposal at the 2017 annual meeting without including it in our proxy materials, that stockholder must comply with the advance notice provisions of our Amended and Restated Bylaws. Those provisions require that we receive the proposal at our offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, attention Corporate Secretary, not earlier than February 21, 2017 and not later than March 23, 2017. If the date of the 2017 annual meeting is more than thirty (30) days before or more than sixty (60) days after July 21, 2017, notice must be delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file reports of securities ownership and changes in that ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of the forms furnished to us and written representations that no other forms were required, we believe that all Section 16(a) filing requirements were timely met during the fiscal year ended December 31, 2015, except that a Form 4 report covering the issuance of shares of common stock and a stock option to each of our outside directors (Denner, LaMarche, Lavidas, Radaelli, Riedel, Schlesinger, Wilson) on January 31, 2015 under our director compensation policy was filed late by each such director.

Annex A

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

The proposed amendment to the Company’s Restated Certificate of Incorporation would revise Article 6 thereof as shown below (new language is indicated by bolded underlined text, and deletions are indicated by strike-throughs).

6. Election and Removal of Directors. Members of the Board of Directors may be elected either by written ballot or by voice vote. The Board shall consist of one or more members. The number of Directors may be changed from time to time by action of the Board of Directors. ~~The Directors shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws of the Corporation. The first class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1995, the second class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, and the third class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, with the Directors of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.~~ Each director elected at and after the annual meeting of stockholders held in 2016 shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. Newly created Directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors may be filled by the affirmative vote of a majority of the entire Board of Directors, although less than a quorum, or by a sole remaining Director; any such vacancy may not be filled by the stockholders of the Corporation. A Director elected to fill a vacancy shall hold office until the next ~~election of the class for which such Director shall have been chosen~~ annual meeting of stockholders and until his successor shall have been elected and qualified, or until his earlier death, resignation or removal.

Any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

ARIAD PHARMACEUTICALS, INC. 26 LANDSDOWNE STREET CAMBRIDGE, MA 02139	VOTE BY INTERNET - www.proxyvote.com
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E11804-P80712	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  ARIAD PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.		For	Against	Abstain

1.	To adopt an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.	☐	☐	☐

2.	To elect one Class 1 director to serve on our Board of Directors.

Nominee:

	2a. Alexander J. Denner, Ph.D.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.	☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address changes/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

E11805-P80712

ARIAD PHARMACEUTICALS, INC.

26 LANDSDOWNE STREET

CAMBRIDGE, MASSACHUSETTS 02139

ANNUAL MEETING OF STOCKHOLDERS JULY 21, 2016

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Manmeet S. Soni and Scott A. Samuels, Esq., or either of them, as Proxies, with full power of substitution of each and authorize(s) them to represent and to vote all shares of the Common Stock of ARIAD Pharmaceuticals, Inc. (the “Company”) that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139 on Thursday, July 21, 2016 at 10:00 A.M., Eastern Time, and at any adjournment or postponement thereof. The undersigned hereby directs the Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting of Stockholders, receipt of which is hereby acknowledged, and to vote on the matters set forth on the reverse side hereof, as specified by the undersigned.

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” the election of the nominee named in proposal 2 and “FOR” proposals 1, 3 and 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked, dated and signed on reverse side